UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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EMC Insurance Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2013 ANNUAL MEETING
OF STOCKHOLDERS

April 12, 2013

To the stockholders of EMC Insurance Group Inc.:

Notice is hereby given that the 2013 Annual Meeting of Stockholders of EMC Insurance Group Inc., an Iowa corporation, will be held on Thursday, May 23, 2013 at 1:30 p.m. Central Daylight Time at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa, to:

1)	Elect five persons to the Board of Directors;

2)	Approve, by a non-binding advisory vote, the compensation of our named executive officers as disclosed in the proxy statement;

3)	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

4)	Transact such other business as may properly come before the meeting or any adjournment thereof.

Each share of the Company’s common stock will be entitled to one vote upon all matters described above.  Stockholders of record at the close of business on March 26, 2013 are entitled to notice of and to vote at the meeting.  The stock transfer books of the Company will not be closed.

On or about April 12, 2013, we will mail to our stockholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet.  By furnishing the Notice Regarding the Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our annual meeting.

By order of the Board of Directors,
Richard W. Hoffmann
Vice President, General Counsel and Secretary

i

ii

EMC INSURANCE GROUP INC.
717 Mulberry Street
Des Moines, Iowa  50309

PROXY STATEMENT
2013 Annual Meeting of Stockholders
May 23, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013:

This Proxy Statement and the 2012 Annual Report to Stockholders are available at www.EMCIns.com/ir/annual_reports.aspx.

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc., an Iowa corporation (the “Company”), of proxies from the holders of the Company’s $1.00 par value common stock (the “Common Stock”) for use at the 2013 Annual Meeting of Stockholders to be held on May 23, 2013, and at any adjournment thereof (the “Annual Meeting”).

Under rules adopted by the Securities and Exchange Commission, the Company has chosen to provide its stockholders with the choice of accessing the Annual Meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail.  In connection with this process, a Notice Regarding the Availability of Proxy Materials (the “Notice”) is being mailed to the Company’s stockholders who have not previously requested electronic access to its proxy materials or paper proxy materials.  The Notice contains instructions on how you may access and review the Company’s proxy materials on the Internet and how you may vote your shares over the Internet.  The Notice will also tell you how to request the Company’s proxy materials in printed form or by email, at no charge.  The Notice contains a 12-digit control number that you will need to vote your shares.  Please keep the Notice for your reference through the meeting date.

The Company anticipates that the Notice will be mailed to stockholders beginning on or about April 12, 2013.

VOTING INFORMATION
Record Date

You may vote all shares that you owned as of March 26, 2013, which is the record date for the Annual Meeting.  On March 26, 2013, the Company had 12,992,828 shares of Common Stock outstanding at the close of business.  Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How to Vote

The Notice that most of the Company’s stockholders will receive will have information about Internet voting, but is not permitted to include a telephonic voting number because that would enable a stockholder to vote without accessing the proxy materials online.  The telephonic voting number will be on the Web site where the proxy materials can be found.  Additional information about voting by telephone follows.

Your Vote is Important.  We encourage you to vote promptly.  Internet and telephone voting is available through 11:59 p.m. Eastern Daylight Time on Wednesday, May 22, 2013.  You may vote in one of the following ways:

By Telephone.  You have the option to vote your shares by telephone.  In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice.  You will be provided with a telephone number for voting at that site.  Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares.  When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call.  You may vote by telephone 24 hours a day.  The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

By the Internet.  You can also vote your shares by the Internet.  The Notice indicates the website you may access for Internet voting using the 12-digit control number included in the notice.  You may vote by the Internet 24 hours a day.  As with telephone voting, you will be able to confirm that the system has properly recorded your votes.  If you hold your shares in street name, please follow the Internet voting instructions in the Notice you receive from your bank, broker, trustee, or other record holder.

By Mail.  If you elect to receive your proxy materials by mail and you are a holder of record, you can vote by marking, dating and signing your proxy card, and then returning it by mail in the postage-paid envelope provided to you.  If you elect to receive your proxy materials by mail and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

At the Meeting.  The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person.  If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted as you have directed at the Annual Meeting.  If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.  Unless otherwise indicated on the proxy, shares will be voted by the persons named in the proxy as follows:

(1)	for the election of the five directors named below;

(2)	for the non-binding advisory approval of the compensation of the Company’s named executive officers as described under “Executive Compensation” below;

(3)	for ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2013; and

(4)	in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the Annual Meeting.

The Company’s stockholders do not have cumulative voting rights.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted if you:  (1) submit a written revocation to the Company’s corporate secretary at the Annual Meeting; (2) submit a timely later-dated proxy or voting instruction form if you hold shares in street name; (3) provide timely subsequent telephone or Internet voting instructions; or (4) vote in person at the Annual Meeting.

Cost of Proxy Solicitation

The Company has borne all costs of soliciting proxies.  In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company (“Employers Mutual”), and their subsidiaries, the costs of which, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

Quorum

Shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for a determination of whether or not a quorum is present.  The Company will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that stockholders are entitled to cast are present at the Annual Meeting, either in person or by proxy.  Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Additional Information

Directors are elected by a majority of votes cast.  In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election (i.e., authority is withheld) as compared to the number of votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote.  In such an event, the Board’s Corporate Governance and Nominating Committee shall promptly consider the resignation offer and make a recommendation to a committee of independent directors of the Board whether to accept the tendered resignation or to take some other action, such as rejecting the resignation and addressing the apparent underlying cause of the withheld votes.  The committee of independent directors will act on the recommendation within 90 days following certification of the stockholder vote and disclose its decision and an explanation of how the decision was reached in a Current Report on Form 8-K filed with the Securities and Exchange Commission.  Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors (Proposal No. 1).  The outcomes of the votes on the proposals (i) to approve the compensation of the Company’s named executive officers (Proposal No. 2) and (ii) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal No. 3) each require the favorable vote of a majority of the votes cast on those matters; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals, and broker non-votes will have no effect on the outcome of these proposals.  Proposal No. 2 (approval of the compensation of the Company’s named executive officers as described under “Executive Compensation”, beginning on page 9 of this Proxy Statement) is advisory in nature and will not be binding on the Company or the Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At a meeting held March 4, 2013, the Company’s Board of Directors, acting pursuant to authority contained in the Company’s By-Laws, voted to amend the Company’s By-Laws and reduce the number of directors from six to five.  This amendment becomes effective May 23, 2013, the date of the Annual Meeting.  Therefore, at the Annual Meeting, the stockholders will elect a board of five directors to serve for one-year terms extending until the 2014 Annual Meeting and until their respective successors are duly elected and qualified.  In accordance with the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Stephen A. Crane, Jonathan R. Fletcher, Robert L. Howe, Bruce G. Kelley and Gretchen H. Tegeler for election as directors.  Proxies which are received in response to this solicitation will, unless contrary instructions are given therein (and except for broker non-votes, as described above), be voted in favor of these five nominees.  The Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting.  Should that occur, however, proxies will be voted in favor of such other person who is recommended by the Corporate Governance and Nominating Committee and designated by the Board of Directors.

The table below contains certain information with respect to the Board of Directors’ nominees for election as directors.

Name	Age	Director Since	Position with the Company
Stephen A. Crane	67	2009	Director
Jonathan R. Fletcher	39	2010	Director
Robert L. Howe	70	2007	Director
Bruce G. Kelley	59	1991	President, Chief Executive Officer and Director
Gretchen H. Tegeler	57	2007	Director

Stephen A. Crane is an independent corporate governance consultant who has over 30 years of experience in the property and casualty insurance business.  Mr. Crane was Chief Executive Officer of AlphaStar Insurance Group Limited from 1999 to 2004.  Prior to that, he served as Chief Executive Officer of Gryphon Holdings Inc. and G.L. Hodson & Son.  Prior to those positions, Mr. Crane was Chief Financial Officer of Corroon & Black Corporation and Orion Capital Corporation.  Mr. Crane is a member of the Board of Directors of First Security Benefit Life Insurance and Annuity Company of New York.  Mr. Crane was a member of the Board of Directors of Hummingbird Ltd. from 2004 to 2006.  Mr. Crane was an executive officer of a company (AlphaStar Insurance Group Limited) that filed a petition under Chapter 11 of the Bankruptcy Code in December, 2003.  The Corporate Governance and Nominating Committee has made Mr. Crane a director nominee due to his senior executive management experience, his extensive insurance industry experience and his specialized knowledge and experience in corporate finance, corporate governance and strategic planning.

Jonathan R. Fletcher is a Managing Director and Portfolio Manager of BTC Capital Management, Inc., an affiliate of Bankers Trust Company.  He has held this position since 2006, and previously served as a Trust Officer at Bankers Trust in its Wealth Management Division.  From 2001 to 2003, Mr. Fletcher was the Executive Director of the Massachusetts Republican Party, and before that was its Controller.  Mr. Fletcher also serves as a director of Ruan Transportation Management Systems, a trucking company, and BTC Financial, a bank holding company.  The Corporate Governance and Nominating Committee has made Mr. Fletcher a director nominee in recognition of his expertise in the field of investments, as well as his experience with governmental relations and politics.

Robert L. Howe is an independent consultant.  Mr. Howe served in various capacities with the State of Iowa Insurance Division from 1964 to 2002, including Deputy Commissioner and Chief Examiner from

1985 until his retirement in 2002.  He is also a member of the Boards of Directors of American Equity Investment Life Holding Company (where he serves as lead independent director) and American Equity Investment Life Insurance Company of New York.  Mr. Howe is a Certified Financial Examiner and a Certified Insurance Examiner.  The Corporate Governance and Nominating Committee has made Mr. Howe a director nominee due to his extensive experience, specialized knowledge and certification in the areas of insurance regulation and finance and his ability to act as an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission (the "SEC").

Bruce G. Kelley has been President and Chief Executive Officer of the Company and of Employers Mutual since 1992 and was Treasurer of Employers Mutual from 1996 until 2000, and of the Company from 1996 until 2001.  He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991.  Mr. Kelley has been employed by Employers Mutual since 1985 and has been a director of that company since 1984.  Mr. Kelley is also a senior executive officer of the Company's and Employers Mutual's subsidiary and affiliated companies.  The Corporate Governance and Nominating Committee has determined it is optimal for the President and Chief Executive Officer of the Company and of Employers Mutual to serve as a director, and nominated Mr. Kelley to serve in that capacity due to his considerable knowledge of the Company and the insurance industry, as well as his legal background.

Gretchen H. Tegeler is the Executive Director of the Taxpayers Association of Central Iowa, a non-profit organization dedicated to informed public policy and taxpayer advocacy.  Prior to assuming leadership for that organization in 2011, Ms. Tegeler was an independent business and management consultant from 2009-2010, and American Cancer Society Midwest Division Vice President from 2002-2008.  From 1999-2002 Ms. Tegeler was employed by McLeodUSA, a telecommunications firm, as Director of Business Development and Government Relations.  She was employed by the State of Iowa from 1983 until 1999, serving as Chief of Staff to Governor Terry E. Branstad and for eight years as Director of the Iowa Department of Management, the State’s budget, planning/policy development and executive management office.  In that capacity, Ms. Tegeler was responsible for oversight of GAAP-based financial reporting through the State’s Comprehensive Annual Financial Reports.  The Corporate Governance and Nominating Committee has made Ms. Tegeler a director nominee due to her extensive management experience, financial and operational oversight experience and specialized knowledge and experience in strategic planning and public policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

CORPORATE GOVERNANCE

Board Leadership Structure

For more than ten years, the Company has maintained a policy of separating the roles of Chairman of the Board and Chief Executive Officer.  With the roles of Chairman of the Board and Chief Executive Officer being separate, the Company does not have a lead Independent Director.  During the year ended December 31, 2012, George C. Carpenter III served as Chairman of the Board of the Company.  Mr. Carpenter has previously announced his decision not to stand for re-election as a director at the 2013 Annual Meeting of Stockholders.  At a meeting held March 4, 2013, the Board members elected Stephen A. Crane as the new Chairman of the Board, effective May 23, 2013, subject to his re-election as a director by the Company’s stockholders.  The Chairman of the Board is “independent” under the standards established by the corporate governance rules of the NASDAQ OMX Stock Market (the "NASDAQ") and the rules and regulations of the SEC.  These standards are discussed more fully below.  Mr. Kelley, the Company’s Chief Executive Officer, also serves as President and CEO of Employers Mutual, which presently owns approximately 60% of the outstanding Common Stock of the Company.  Employers Mutual intends to retain ownership of a majority of the Company’s Common Stock for the foreseeable future, thus giving it the right to determine whether or not all of the proposals presented at each Annual Meeting are approved, and enabling it to control the election of the Company’s Board of Directors.  By maintaining a board on which Mr. Kelley is the only member not “independent” under such standards, and on which Mr. Kelley does not serve as Chairman of the Board, the opportunity for the expression of a wider variety of viewpoints and the exercise of objective, independent judgment exists and, it is felt, the interests of all of the Company’s stockholders are best served.

The Board of Directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company.  In addition, the Board believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  As a result, the Board of Directors has concluded that having an independent Chairman enhances the effectiveness of the Board as a whole and is an appropriate leadership structure for the Company.

Independence of Directors

The Board of Directors annually assesses the independence of each director nominee.  The NASDAQ prescribes independence standards for companies listed there, including the Company.  These standards require a majority of the Board of Directors to be independent.  They also require every member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee to be independent.  Pursuant to the applicable NASDAQ rule, “Independent Director” means a person other than an Executive Officer (as defined by applicable rule) or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The applicable NASDAQ standards identify various facts and relationships which preclude an individual from being considered to be “independent”.

The Board of Directors, using NASDAQ’s standards for determining the independence of its members, and based upon (i) information furnished by all directors regarding their material relationships with the Company and its affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and/or its affiliates) and (ii) research conducted by management, has determined that Board Chairman George C. Carpenter III  (who is retiring from the Board effective May 23, 2013) and Board members Crane (who has been selected to serve as the new Chairman of the Board, subject to his re-election as a director by the Company’s stockholders), Fletcher, Howe and Tegeler are independent directors.

Information about the Board of Directors and its Committees

During the year ended December 31, 2012, the Board of Directors of the Company held four regular meetings.  In 2012, each member of the Board of Directors attended 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time he or she served as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served at the time.  All of the members of the 2012 Board of Directors attended the Company’s 2012 Annual Meeting, and the Company expects at least a majority of the members of the current Board of Directors to attend the 2013 Annual Meeting.

The Board of Directors of the Company has an Executive Committee and four standing committees:  the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Inter-Company Committee.  Each member of each of the four standing committees is independent.

The Executive Committee members in 2012 were George C. Carpenter III, Bruce G. Kelley (Chair) and Gretchen H. Tegeler.  This Committee has authority to exercise all of the authority of the Board of Directors when the Board of Directors is not in session, with the exception of certain actions which, under Iowa law and the Company’s By-Laws, require action by the Board of Directors; these include amending the Company’s Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, filling officer vacancies, approving or recommending to the Company’s stockholders a voluntary dissolution or revocation of its Articles of Incorporation, or amending the Company’s By-Laws.  The Executive Committee did not meet during the year ended December 31, 2012.

The Audit Committee in 2012 consisted of Stephen A. Crane, Robert L. Howe and Gretchen H. Tegeler (Chair).  The Board of Directors has determined that Committee member Robert L. Howe qualifies and is designated as an “audit committee financial expert” as defined by the rules and regulations of the SEC.  The functions performed by this Committee are detailed in the Audit Committee Charter, which is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.  Its duties are to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit functions.  The Audit Committee met nine times during the year ended December 31, 2012.  The Audit Committee Report may be found on page 39 of this Proxy Statement.

The Compensation Committee members in 2012 were George C. Carpenter III, Stephen A. Crane (Chair) and Jonathan R. Fletcher. The actions taken by this Committee are set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement, and in the Compensation Committee Report beginning on page 36 of this Proxy Statement. The Charter of the Compensation Committee is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx. The Compensation Committee met twice during the year ended December 31, 2012.

The Corporate Governance and Nominating Committee in 2012 consisted of George C. Carpenter III (Chair), Stephen A. Crane and Robert L. Howe.  This committee ensures that the Board of Directors of the Company is appropriately constituted to meet its fiduciary obligations to stockholders.  To accomplish this purpose, the Corporate Governance and Nominating Committee assists the Board of Directors in assessing its membership needs, identifies individuals qualified to become members of the Board of Directors and makes recommendations regarding potential director candidates to the Board of Directors.  Criteria for the nomination of a director and the process for consideration of director candidates recommended by stockholders are set forth in the Restated Corporate Governance and Nominating Committee Charter, which is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.  In considering a nominee for a position on the Company’s Board of Directors, the Corporate Governance and Nominating Committee will seek to identify individuals who, in addition to having a reputation for integrity, honesty and adherence to high ethical standards, also have demonstrated business knowledge, experience and the ability to exercise sound judgment in matters related to current and long-term objectives of the Company, and a willingness and ability to contribute positively to the decision-making process of the Company.  The Corporate Governance and Nominating Committee met three times during the year ended December 31, 2012.

The Company and Employers Mutual have each established an Inter-Company Committee.  None of the three members of the Company’s Inter-Company Committee may be members of Employers Mutual’s Board of Directors, and each is required to be “independent” under the standards described above.  Similarly, Employers Mutual’s Inter-Company Committee consists of three directors of Employers Mutual who are not members of the Company’s Board of Directors.  The members of the Company’s Inter-Company Committee in 2012 were Jonathan R. Fletcher, Robert L. Howe (Chair) and Gretchen H. Tegeler.  Any new material agreement or transaction between Employers Mutual, and any of its direct or indirect wholly-owned subsidiaries or its affiliate, and the Company, and any of its direct or indirect wholly-owned subsidiaries, as well as any proposed material change to an existing material agreement between such entities, must receive the approval of both Inter-Company Committees.  This approval is granted only if the members of the Company’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed material change to an existing agreement, is fair and reasonable to the Company and its stockholders, and the members of Employers Mutual’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed change to an existing agreement, is fair and reasonable to Employers Mutual and its policyholders.  The Joint Charter of the two Inter-Company Committees is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.

The two Inter-Company Committees may meet separately or jointly, but separate votes are always required.  The Company’s Inter-Company Committee met twice during the year ended December 31, 2012.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and to bring to the attention of the Board of Directors the risks which management has determined to be most material to the Company.  The Board of Directors, in turn, has the responsibility to oversee the processes established by management to identify, quantify, prioritize, report, monitor and manage such risks to the Company.

Employers Mutual’s Board of Directors has established an Enterprise Risk Management Committee (the “ERM Committee”) to oversee and provide guidance with respect to the risk management concerns of the family of corporations collectively doing business as EMC Insurance Companies, including the Company and its subsidiaries.  That committee meets regularly, and the minutes of each ERM Committee meeting are provided to each member of the Company’s Board of Directors for review.  Employers Mutual has employees dedicated to enterprise risk management, and has established an internal ERM Oversight Committee which consists of all members of Employers Mutual’s Policy Committee plus three additional Employers Mutual officers.  The ERM Oversight Committee meets at least quarterly to discuss numerous identified enterprise risks and appropriate mitigation strategies, and summaries of those discussions are provided to the ERM Committee.  The vice president most directly involved in those activities presents a verbal report to the Company’s Board of Directors twice annually regarding risk management.  That officer is also available for questions and discussion at all other Board of Directors meetings.  Through such reports and question and answer sessions, the Board is kept apprised of, and has the opportunity to provide input concerning, the risk management activities of the Company and its subsidiaries.

Pursuant to its Charter, the Audit Committee is also charged with discussing with management the Company’s major policies with respect to risk assessment and risk management.  The Corporate Governance and Nominating Committee considers risks related to the appropriate composition of the Company’s Board of Directors and its committees.  Because the Company has no employees of its own, the Compensation Committee works with three committees of Employers Mutual’s Board of Directors (the Corporate Governance and Nominating Committee, the Senior Executive Compensation and Stock Option Committee and the Employee Benefits Committee) to consider risks related to succession planning, the attraction and retention of talented personnel, and the design of compensation programs and arrangements.  Those latter two committees of Employers Mutual’s Board of Directors also review compensation and benefit plans affecting all employees of Employers Mutual, including the Company’s executive officers.

The Company’s Board of Directors, through its Compensation Committee in consultation with the Compensation Committee’s independent compensation consultant, has determined that Employers Mutual’s compensation policies and practices and its benefit plans do not create risks that are reasonably likely to have a material adverse effect on the Company.  The analysis undertaken to reach that determination is more fully described in the Compensation Committee Report beginning on page 36 of this Proxy Statement.

Board Diversity

The Restated Corporate Governance and Nominating Committee Charter states that among the criteria for nomination as a director of the Company, the value of diversity on the Board of Directors should be considered.  In selecting a director nominee, the Corporate Governance and Nominating Committee focuses on the skills, knowledge, background, educational and professional achievements, breadth of experience and abilities of each nominee, with the goal of providing a slate of director nominees whose individual qualities and personal attributes complement each other and who, as a group, possess the qualifications, skills, business acumen and expertise to fulfill the duties and responsibilities of the Board of Directors.  Director nominees are selected based upon those factors and the other criteria identified in the Restated Corporate Governance and Nominating Committee Charter (which is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx), and are neither chosen nor excluded solely or largely because of race, color, gender, national origin, religion or sexual orientation or identity.  The Company’s directors come from diverse backgrounds and possess differing viewpoints, talents, educational attainments and expertise, including financial, managerial, legal, regulatory, non-profit, governmental and insurance-related experience and skills, which, together with their individual qualities and attributes, contribute to the heterogeneity of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Structural Overview

All of the executive officers of the Company, as well as other individuals who devote a portion of their time to performing duties for the Company and its subsidiaries, are employees of Employers Mutual.  Thirteen of the Company’s executive officers comprised Employers Mutual’s Policy Committee (the “Policy Committee”) in 2012.  Included within that group are the Named Executive Officers (“NEOs”) of the Company whose compensation is disclosed in the Summary Compensation Table found on page 28 of this Proxy Statement.  For calendar year 2012, the Company’s NEOs were Bruce G. Kelley, President and Chief Executive Officer; Mark E. Reese, Senior Vice President and Chief Financial Officer; Ronald W. Jean, Executive Vice President for Corporate Development; Kevin J. Hovick, Executive Vice President and Chief Operating Officer; and Richard K. Schulz, Senior Vice President – Claims.  Richard L. Gass, former Senior Vice President – Productivity & Technology, is also included as a NEO because he would have qualified had he not retired on December 31, 2012.

Because the Company has no employees of its own, it has no payroll and no employee benefit plans.  During 2012, the Company’s three property and casualty insurance subsidiaries (Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company) were parties to reinsurance pooling agreements with Employers Mutual.  Two subsidiaries and an affiliate of Employers Mutual were parties to similar reinsurance pooling agreements with Employers Mutual (collectively, the “Pooling Agreement”).  A portion of the compensation expense of Employers Mutual’s employees during 2012 was allocated to the Company’s property and casualty insurance subsidiaries in accordance with the terms of the Pooling Agreement.  The aggregate participation of these subsidiaries in the Pooling Agreement in 2012 was 30% (unchanged from the previous year), and this percentage represents the approximate portion of the total compensation expense of the NEOs that was allocated to the Company last year.  The compensation paid to Employers Mutual’s employees who performed duties for the Company’s other two subsidiaries (EMC Reinsurance Company and EMC Underwriters, LLC) was not allocated pursuant to the Pooling Agreement, but rather was charged directly to those two subsidiaries.

Process Overview

The process for establishing the compensation of Employers Mutual’s executive officers (including the Company’s NEOs) begins with Mr. Jean, Employers Mutual’s Executive Vice President for Corporate Development, who for several years has developed recommended salary ranges and cash bonus program performance factors and targets for the ensuing year.  In consultation with each executive officer’s supervisor and Mr. Kelley, individual base salary recommendations are also developed.  The process through which recommendations for stock option awards are developed is described below, beginning on page 15 of this Proxy Statement.  Those recommendations are then submitted to the Senior Executive Compensation and Stock Option Committee of Employers Mutual’s Board of Directors (the “Employers Mutual Compensation Committee”) for its consideration, potential modification and approval.  After the compensation packages for the executive officers have been finalized and approved by the Employers Mutual Compensation Committee, those packages are then submitted to the Company’s Compensation Committee for its independent evaluation, possible modification and approval.

The Company’s Compensation Committee utilizes a compensation consultant to help ensure that the compensation packages approved by the Employers Mutual Compensation Committee are reasonable and appropriate.  The Company’s Compensation Committee retained the Hay Group to serve in this capacity in 2012, and has used the same consulting group annually since 2007.  The Compensation Committee has considered the firm’s independence and is not aware of any factors which raise conflict of interest or similar concerns.

If the Company’s Compensation Committee does not concur with the compensation packages approved by the Employers Mutual Compensation Committee, its concerns are referred back to the Employers Mutual Compensation Committee for additional study and reconsideration.  Both committees are authorized to meet jointly in an attempt to resolve any continuing differences, but the Company’s Compensation Committee is required by its Charter to take action independently of the actions taken by the Employers Mutual Compensation Committee.  However, because Employers Mutual is the employer, it has the ultimate decision-making authority with respect to compensation packages.  The Company's only recourse in the event of a disagreement with respect to those compensation packages is to state that disagreement and to make the appropriate public disclosures.  In 2012, the compensation packages ultimately approved by the Employers Mutual Compensation Committee were subsequently approved by the Company’s Compensation Committee, without modification.

Once the respective base salary components of the compensation packages for the executive officers, including the Company’s NEOs, have been approved by both compensation committees, they are submitted to the full Board of Directors of Employers Mutual for final approval.  Decisions regarding the designation of the cash bonus program performance targets and stock option awards are final upon approval by both compensation committees.

Advisory “Say on Pay” Vote on Executive Compensation

As the two compensation committees evaluated Employers Mutual’s compensation practices and talent needs for 2012, they were mindful of the support the Company’s stockholders had expressed for the compensation program applicable to the Company’s NEOs.  At the Annual Meeting of the Company’s stockholders held May 26, 2011, over 97% of the total shares outstanding and entitled to vote were represented in person or by proxy at that meeting.  Excluding abstentions and broker non-votes, over 99% of the advisory votes cast at the meeting were voted in favor of the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives included in the Proxy Statement for that meeting.  As a result, the two committees retained the same approach to executive compensation in 2012, which rewards the Company’s most senior executives for substantial progress toward, or the attainment of, specified financial performance objectives.  The two committees believe that this compensation program closely aligns the interests of the Company’s senior executives with those of its stockholders.

The Company’s stockholders have continued to express their support for the compensation program applicable to the Company’s NEOs.  At the Annual Meeting of the Company’s stockholders held May 24, 2012, approximately 94.9% of the total shares outstanding and entitled to vote were represented in person or by proxy at the meeting and had the opportunity to provide an advisory vote on the compensation of the Company’s NEOs.  Votes to approve (on an advisory basis) the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives in last year’s Proxy Statement, were cast by the holders of approximately 89.6% of the total shares outstanding and entitled to vote.  When abstentions and broker non-votes are excluded, the approval rate from last year’s vote on the compensation of the Company’s NEOs was approximately 99.0%.  Based upon those advisory vote results, the members of the Company’s Compensation Committee concluded that the process for determining the compensation of the Company’s executive officers (including the NEOs), the aggregate compensation amounts derived from the three primary compensation components described below (both at projected and maximum levels), and the mix of compensation components are all supported by the vast majority of the Company’s stockholders, and that no specific actions were required by the Company’s Compensation Committee or the Board during the past year to address compensation-related concerns.

At the May 26, 2011 Annual Meeting of the Company’s stockholders, a separate advisory vote was also conducted regarding the stockholders’ preference as to the frequency of future advisory votes on the compensation of the Company’s NEOs.  While a majority of the votes cast in 2011 expressed a preference for conducting such advisory votes every three years, the Company’s Board of Directors and its Compensation Committee ultimately determined that it would be more appropriate to conduct such advisory votes annually.  This decision corresponds with the frequency preferred by a majority of the Company’s stockholders participating in that advisory vote, after the votes cast by Employers Mutual (the Company’s controlling stockholder) were excluded.  Accordingly, Proposal No. 2 in this Proxy Statement provides our stockholders with the opportunity to vote, on an advisory basis, on the compensation of the Company’s NEOs for fiscal year 2012.

Compensation Program Objectives

The long-standing objective of Employers Mutual’s compensation program has been to provide a level of compensation that will attract and retain highly qualified and motivated executive officers who will enhance the ability of EMC Insurance Companies (which consists of Employers Mutual and all of its subsidiaries and an affiliate, together with the Company and all of its subsidiaries) to continue its long history of financial strength, stability and long-term growth.  This objective is documented in a formal Executive Compensation Policy previously approved by both the Employers Mutual Compensation Committee and the Company’s Compensation Committee.  The two compensation committees seek to attain this objective by providing total compensation packages that will not only attract and retain such executive talent, but also reward executive officers for individual performance, thereby enhancing the operating performance of EMC Insurance Companies, as measured by the consolidated statutory-basis financial statements of this group of companies.  Total compensation includes base salary, short-term incentives provided through an annual cash bonus program, long-term incentives provided through stock awards, and a long-term cash bonus incentive program, as well as certain employee and retirement benefits.  Base salary ranges are determined by an annual examination of industry survey results and are intended to compensate executive officers at or near their salary range midpoints.  Incentives are intended to motivate the executive officers to achieve short and long-term performance goals.

Historically, Employers Mutual’s compensation program rewarded its executive officers for increases in the price of the Company’s Common Stock through the issuance of incentive, or qualified, stock options.  However, with the implementation of the 2007 Employers Mutual Casualty Company Stock Incentive Plan (the “2007 Plan”), opportunities for the issuance of both qualified and non-qualified equity awards are now available, and it is anticipated that most, if not all, future awards will be non-qualified equity awards and/or other long-term incentive awards such as restricted shares or performance shares.

Due to the Company’s structure (a downstream holding company of Employers Mutual with no employees of its own) and the fact that the Company’s operating results represent a relatively small portion of EMC Insurance Companies' total operating results, the compensation of Employers Mutual’s executive officers is not, and cannot be, strictly aligned with the interests of the Company’s stockholders.  However, it is the opinion of management and the Company’s Compensation Committee that the compensation program utilized by Employers Mutual does provide incentives that appropriately align the performance objectives of Employers Mutual’s executive officers with the interests of the Company’s stockholders over a long-term perspective.

The Compensation Program

The compensation of Employers Mutual’s executive officers is provided primarily through the use of three elements:  (i) base salary, (ii) a cash bonus program (which consists of both short and long-term components), and (iii) stock awards (which, in 2012, consisted of both standard and discretionary stock option awards).  Each of these elements is designed to achieve a particular result, as described more fully below.  The combination of these elements is intended to provide an overall compensation package that promotes both individual and collective executive officer behaviors which are reasonably expected to build stockholder value over the long term.  The two elements of Employers Mutual’s 2012 compensation program subject to factors directly attributable to the performance of the individual executive officers were (i) base salary and (ii) discretionary stock option awards.  Any compensation received under the cash bonus program (whether short or long-term) is provided pursuant to the written guidelines of those plans.  The guidelines for issuing stock option awards take into account the performance of individual employees (including executive officers), and failure to achieve individual performance objectives under the performance management program (described below) can have a potential negative impact upon the number of standard stock option awards for which an individual employee may be eligible.  The two components of the cash bonus program are the only elements of the compensation program in which corporate performance is taken into account.  However, individual performance objectives of certain executive officers may be based on specific corporate performance factors.

Base Salary.  The base salary is intended to compensate the executive officers for their contributions toward the achievement of identified business objectives, demonstrated leadership skills and overall management effectiveness.  Together with the benefit programs available to all Employers Mutual employees, this component of overall compensation is intended to ensure that the management team is fairly remunerated, and to provide reasonable security to such executives so that they can perform at their best and take prudent risks.  The established salary ranges, the length of time an executive officer has served in his or her position, the relative position of an executive officer’s salary within the salary range and individual performance are the primary factors considered in determining base salary.  Using this information, the Chairman of Employers Mutual’s Board of Directors makes the final base salary recommendation for Mr. Kelley, and the final base salary recommendations for the other NEOs are developed by Mr. Jean, with input from Mr. Kelley.

The performance of each executive officer is measured through a performance management process which is applicable to all employees of Employers Mutual.  Through this performance management process, specific performance objectives are established and communicated to each employee at the beginning of each calendar year.  One or more interim reviews are conducted during the year and, at the end of the year, each individual is evaluated as to whether he or she met, exceeded or failed to achieve each performance objective.  An executive officer’s base salary may also be affected by any demonstrated personal impact that the officer may have had on major issues affecting the overall performance of EMC Insurance Companies, such as significant personal involvement in new corporate initiatives or expansion into new territories.  Mr. Kelley’s performance review (which includes periodic evaluations throughout the year) is conducted by the Chairman of Employers Mutual’s Board of Directors, who then shares the final evaluation with both the Employers Mutual Compensation Committee and the Company's Compensation Committee.

Cash Bonus Program.  The compensation of the executive officers also includes eligibility to participate in (i) the Employers Mutual Senior Executive Compensation Cash Bonus Program (the “Annual Bonus Program”) and (ii) the Employers Mutual Senior Executive Long Term Incentive Plan (the “LTIP”).

Annual Bonus Program.  The Annual Bonus Program is designed to provide short-term incentives based upon the annual financial performance of EMC Insurance Companies.  Any amounts earned under the Annual Bonus Program are based on the statutory-basis consolidated financial statements of EMC Insurance Companies and are determined by the following performance objectives:

•	the actual percentage increase in net written premiums as compared to an established target;
•	the percentage change in policyholders’ surplus of the consolidated group; and
•	the combined trade ratio as compared to both (i) a target ratio for the consolidated group and (ii) the combined trade ratio of the property and casualty insurance industry.

These performance objectives were selected because they are objectively measurable and universally reported by insurance companies (or, in the case of industry-wide results, calculated and reported by rating agencies such as A.M. Best Company).  They also tend to be reliable indicators of successful performance.  The Annual Bonus Program formula places the most emphasis on the combined trade ratio element, followed by the change in policyholders’ surplus and the increase in net written premiums.  The greater emphasis on the combined trade ratio element serves to motivate the executive management team to focus on EMC Insurance Companies’ goal of achieving the best possible underwriting result in light of expected market conditions (and, optimally, an underwriting profit, which is a key measure of successful performance in the property and casualty insurance industry).

The performance targets are aligned with corporate objectives that are established through a planning process involving nearly all of the department heads of Employers Mutual prior to the beginning of each year.  If the corporate objectives are projected to generate a statutory-basis “return on equity” of less than a specified goal (generally 12.5%), the combined trade ratio target is reduced (for the purposes of the Annual Bonus Program calculation formula) to a level necessary to achieve that goal, or such other level as may be selected to be reasonably, but not easily, attainable under expected industry and economic conditions for the coming year.  Each performance objective contains a maximum (positive) and minimum (negative) contribution to the cash bonus calculation, with the combined result of the three performance objectives determining the amount of cash bonus earned, if any.

The maximum cash bonus that may be earned by an executive officer is set at 75% of base salary for eligible vice presidents who have been employed by Employers Mutual and have served as a vice president for at least five years, or who are members of Employers Mutual’s Policy Committee (“Qualified Vice Presidents”).  For senior management, this maximum cash bonus percentage is subject to a multiplier ranging from 1.1 for senior vice presidents to 1.2 for executive vice presidents and 1.3 for the president.  In 2012, eligibility for the Annual Bonus Program included twelve additional vice presidents, beyond the current members of the Policy Committee, in recognition of the impact their performance and efforts have on EMC Insurance Companies’ overall financial results.  For those vice presidents who have held their titles for less than five years and do not serve on Employers Mutual’s Policy Committee, the maximum cash bonus percentage is subject to a multiplier of 0.8.  The members of the Company’s Compensation Committee believe that these maximum cash bonus percentages are representative of the contribution that each officer level provides to the financial success of the Company.

Whether or not an executive officer earns a bonus under the Annual Bonus Program is strictly a function of the objective application of the actual consolidated financial results to the award formula established under that program.  Except for any individual’s input with respect to the information provided during the corporate planning process, there is no discretion which can be exercised by any executive officer in determining either eligibility for, or the amount of, any award which may be earned under the Annual Bonus Program.  Additionally, as the performance targets utilized in the Annual Bonus Program cannot be influenced or affected by the efforts of any single person, the executive officers do not have the ability to manipulate the outcome or the determination of whether or not an award is earned under that program.

An executive officer terminating employment prior to the end of a year is not eligible for an Annual Bonus Program award based upon that year’s results, except in the case of retirement, death or disability.  In those cases, any Annual Bonus Program award for the executive officer’s final partial year of employment is prorated, based upon actual results for that year.

The Employers Mutual Compensation Committee may, in its discretion, adjust the bonus calculation under the Annual Bonus Program for unusual or extenuating circumstances; however, this discretion has not been exercised for at least the past 10 years.  If bonuses are earned under the Annual Bonus Program, 75% of the cash bonus is generally paid in late January or early February based upon the preliminary industry combined trade ratio estimate published by A.M. Best Company.  The remaining 25% of the cash bonus is paid when the final industry combined trade ratio is released by A.M. Best Company, usually in March.  The Employers Mutual Compensation Committee may, in its discretion, choose to pay more than 75% of any bonus earned under the Annual Bonus Program in late January or early February if the final industry combined trade ratio will have little or no impact on the bonus calculation.

Based upon information regarding EMC Insurance Companies’ financial results available at a meeting held January 31, 2013, the Employers Mutual Compensation Committee approved Annual Bonus Program payouts equal to the amounts earned under the program assuming that the industry combined trade ratio was equal to the EMC Insurance Companies’ combined trade ratio, with such payments being made, or deferred at the election of the recipient, on February 6, 2013.  At the time of the meeting, it appeared that the EMC Insurance Companies’ combined trade ratio would likely be less than the industry combined trade ratio, resulting in a higher ultimate bonus payout.  The Company’s Compensation Committee concurred in this action.  Once final industry combined trade ratio information was released by A.M. Best Company, the remaining portions of bonuses earned under the Annual Bonus Program, as well as the bonuses earned under the LTIP, were paid, or deferred at the election of the recipient (Annual Bonus Program only), during the first week of April, 2013.  The Annual Bonus Program and LTIP calculations for 2012 are set forth below, beginning on page 23 of this Proxy Statement.

Long Term Incentive Program (LTIP).  The LTIP is the long-term component of the cash bonus program, and is also based upon EMC Insurance Companies’ statutory-based financial results.  It incorporates the performance objectives and results of the Annual Bonus Program on a rolling three-year basis for calculation purposes.  The LTIP is designed (i) to serve as a motivational tool to help eligible executives focus on achieving specific corporate goals and objectives over a longer term, (ii) to maintain a competitive advantage in the recruitment and retention of senior executives, and (iii) to reward superior results over a longer term, rather than just a single year.  In addition, the LTIP contains a provision which encourages executive officers to provide adequate notice to Employers Mutual and the Company regarding their retirement plans, as an aid to succession planning.

Because the LTIP uses the bonus calculations from the most recent three years of the Annual Bonus Program, it utilizes the same performance criteria (as discussed above) used by that program.  However, no minimums or maximums are applied to the annual calculations.  The results from the most recent three years of the Annual Bonus Program are averaged, and then multiplied by an adjustment factor (currently 0.5) determined by the Employers Mutual Compensation Committee.  The resulting number, if positive, is the percentage of base salary which may be earned under the LTIP by eligible vice presidents.  The use of an adjustment factor gives the Employers Mutual Compensation Committee the flexibility to change LTIP pay-out levels over the longer term, if it so desires.  Currently, the long-term goal of the LTIP is to provide incentive compensation at approximately one-half the level of incentive payouts under the Annual Bonus Program.  Thus, the adjustment factor is presently set at 0.5, subject to annual review.

In addition to the thirteen members of Employers Mutual’s Policy Committee, eligibility for the LTIP includes all vice presidents of Employers Mutual not covered by a separate long-term bonus program.  In all cases, however, eligibility for an LTIP bonus payment is limited to those executives who have been in the position of vice president or above, and eligible for the Annual Bonus Program, for a minimum of three years.  An executive officer terminating employment prior to the end of a year (for reasons other than retirement, death or disability) is not eligible for any future LTIP payments reflecting that year’s results.  However, retiring executive officers will be eligible to receive LTIP payments in the three years following their final full year of employment, if any LTIP bonuses are paid.  In those cases, each LTIP bonus will be calculated according to the terms and conditions of the program and using the retired executive’s final status as an officer and his or her base salary for the final full calendar year of employment.

Like the Annual Bonus Program, bonus payments under the LTIP are subject to a multiplier ranging from 1.1 for senior vice presidents to 1.2 for executive vice presidents and 1.3 for the president.  Executive officers who become deceased or disabled will continue eligibility based upon a calculation using subsequent years’ results and their final status as an officer.  Following is a schedule of the calculations used to determine LTIP payments for retired, deceased or disabled executive officers:

a.	First payment - 100% of the bonus calculation in the first year after last full year of employment (Year 1).
b.	Second payment - 66.67% of the bonus calculation in the second year after the last full year of employment.

c.	Third payment - 33.33% of the bonus calculation in the third year after the last full year of employment.

One retired executive officer was eligible for potential payments under the LTIP in 2012.

In order to encourage eligible executive officers to provide adequate notice to Employers Mutual and the Company regarding their retirement plans, the second and third payments (if any) under the LTIP will be multiplied by a factor of 1.50 if retirement notification was provided at least 360 days in advance.  In the case of a shorter advance notice, the multiplier will be prorated downward to the point that a factor of 1.00 will be utilized when retirement notification is provided 180 days or less in advance.

As is true with the Annual Bonus Program, whether or not an executive officer earns a bonus under the LTIP is strictly a function of the objective application of the bonus calculations from the most recent three years of the Annual Bonus Program to the award formula established under the LTIP.

The LTIP provides that the Employers Mutual Compensation Committee may, in its discretion, adjust the bonus calculation due to unusual or extenuating circumstances.  Because this is a relatively new program, that discretion has never been exercised.  The final calculation of the LTIP bonus amounts, if any, will be made, and such bonuses, if any, will be paid after the final industry combined trade ratio for the most recent year is released by A.M. Best Company, generally in March.  However, once the preliminary industry combined trade ratio estimate has been published by A.M. Best Company, the Employers Mutual Compensation Committee may, in its discretion, choose to pay the LTIP cash bonus earlier if the final industry combined trade ratio for the most recent year would have little or no impact on the LTIP calculation.

Stock Options.  The third element of compensation offered to Employers Mutual’s executive officers is intended to provide for long-term incentive opportunities through the use of stock option awards.  The members of both compensation committees believe that superior performance by the executive officers will have a positive impact on the price of the Company’s Common Stock, thereby providing long-term appreciation in the value of the stock options held by the executive officers and linking the interests of the executive officers to the interests of the Company’s stockholders.

Employers Mutual’s current stock incentive plan, like its predecessors, provides that all stock options must be granted at prices equal to the fair market value of the Company’s Common Stock on the date of grant, with that value (hereinafter, “fair value”) determined as the average of the high and low trading prices of the Common Stock on the date of grant.  Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option grant.

The Employers Mutual Compensation Committee and the Company’s Compensation Committee have guidelines which dictate the annual number of standard stock options that can be awarded to all classes of employees, including executive officers.  Failure to meet individual performance objectives can have a negative impact on the annual number of standard stock options awarded to a participating executive.  For the Company’s NEOs, the annual number of standard stock options that can be awarded is as follows:

Annual Standard Option Award
President and Chief Executive Officer	9,000
Executive Vice President	7,500
Senior Vice President	3,000

In determining recommendations for standard stock option awards, Employers Mutual’s Human Resources Department first reviews the list of eligible employees (approximately 141 in 2012) and the standard award for each position, pursuant to the stock option guidelines.  A three-year average of individual performance evaluation scores is then calculated, and downward adjustments to the standard awards are made if dictated by, and in accordance with, the guidelines.

Employers Mutual’s employees (including the NEOs) may also receive discretionary awards of stock options when conditions or activities of EMC Insurance Companies or the participating employee(s) dictate that an additional award is warranted.  These discretionary awards are totally subjective and are initially recommended by an eligible employee’s supervisor.  Any such recommendations are then reviewed by the chief executive officer in consultation with the head of Employers Mutual’s Human Resources Department.  Agreed-upon recommendations for discretionary awards are submitted to the Employers Mutual Compensation Committee and the Company’s Compensation Committee for further consideration and approval.  Any potential discretionary awards for the chief executive officer would be recommended to the two compensation committees by the Chairman of Employers Mutual’s Board of Directors, who conducts Mr. Kelley’s performance review.  Either committee may also suggest and approve a discretionary award on its own initiative, subject to concurrence by the other committee.  No limits have been imposed on the number of discretionary stock options that may be awarded to an eligible employee, although historically the number of discretionary stock options awarded has not exceeded the number of standard stock options awarded to a grantee (with the exception of a few discretionary stock option awards to employees who are not eligible for standard awards).

Neither Employers Mutual nor the Company presently requires its executive officers to maintain a minimum or expected level of ownership of the Company’s Common Stock.  However, the stock incentive plan is designed to provide the executive officers with incentives that are comparable and complementary to the interests of the Company’s stockholders.

Other Compensation.  Employers Mutual’s executive officers also receive other forms of compensation pursuant to certain plans adopted by Employers Mutual (and in some cases formally adopted by the Company’s Board of Directors as well), some of which are generally available to all employees of Employers Mutual (subject to standard eligibility requirements) and some of which are limited to executive officers.

Certain executive officers, including all of the NEOs, receive other compensation in the form of company-paid supplemental disability insurance and reimbursement for financial planning and tax preparation services.  Except for the chief executive officer, the amounts reimbursable for financial planning and tax preparation services are subject to annual limits.  In addition, the chief executive officer and the executive vice presidents are eligible for country club membership allowances and the use of company-owned automobiles, with certain employees also eligible for the use of company-owned vehicles.  Neither the Employers Mutual Compensation Committee nor the Company’s Compensation Committee considers these other forms of compensation in the process of setting compensation pursuant to the three primary elements of compensation discussed above.

Retirement Plans

Defined Benefit Plan.  Employers Mutual sponsors a tax-qualified defined benefit retirement plan covering all eligible employees of Employers Mutual (the “Pension Plan”).  Employers Mutual also sponsors a non-qualified defined benefit supplemental retirement plan (the “SRP”) covering certain members of its management and highly compensated employees, including the Company’s NEOs.  Both plans contain a traditional defined benefit formula for certain eligible employees, and a cash balance formula for all other eligible employees.  Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid.  Matching contributions that employees receive under Employers Mutual’s Board and Executive Non-Qualified Excess Plan (the “BENEP”, which is more fully described on page 18 of this Proxy Statement), as well as amounts resulting from the exercise of stock options, are not included in the calculation of compensation for purposes of the pension benefit.

For long-term employees, the traditional defined benefit formula will produce a significantly larger retirement benefit than the cash balance formula.  This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels.  In 2008, both compensation committees requested that a study be conducted by

Employers Mutual’s Human Resources Department to quantify the disparities between the pension benefits available to similarly-situated employees under the two formulas, and the impact of such differences on total aggregate compensation amounts.  As a result of that study, the Employee Benefits Committee of Employers Mutual’s Board of Directors recommended, and Employers Mutual’s full Board of Directors adopted, the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (“SRP II”), which became effective November 11, 2009.  Although not specifically intended to address the disparities confirmed by the study, the SRP II was designed to attract and retain key executives by providing such officers, upon reaching normal retirement age (as defined in the plan), with no less than a projected fifty percent replacement amount of final total cash compensation (as defined in the plan, and subject to certain exclusions).  The SRP II is discussed more fully below, beginning on page 18.

Traditional Formula Pension Plan.  Employees employed prior to January 1, 1988 and who were age 50 or older on January 1, 2000, have their benefits determined under the Pension Plan using a traditional defined benefit formula where benefits are based on (i) a percentage of the employee’s average compensation (using the five consecutive pay years that result in the highest average), or (ii) $250,000 for 2012 (the limit set by the Internal Revenue Code of 1986, as amended (the “Code”)), whichever is lower, multiplied by the employee’s credited years of service (maximum of 40 years).  The normal form of benefit is a single life annuity with payment guaranteed for ten years.  Various other types of annuities, as well as a lump sum payment, are also available.  All alternative payment options are the actuarial equivalent of the normal form of benefit.  Normal retirement age is 65, and early retirement can be elected by a participant who has reached age 55.  The benefit paid on early retirement is a percentage of the benefit payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64.

Traditional Formula SRP.  The SRP provides a benefit to an eligible employee whenever 100% of his or her pension benefit under the Pension Plan is not permitted to be funded or paid through the plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.  For those employees eligible under the traditional defined benefit formula in the Pension Plan, the SRP benefit is the benefit as calculated under the formula in the Pension Plan (without regard to compensation or benefit limits and excluding any benefit match under the BENEP), offset by the benefit payable under the Pension Plan.  The accrued benefit under the SRP is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of years, ranging from one year if the present value of the benefit is less than $50,000 to ten years if the present value of the benefit is $450,000 or greater.

Eligible Participants.  The Company’s NEO’s who are participants in the traditional defined benefit formula portion of the Pension Plan and SRP are Messrs. Jean and Gass.

Cash Balance Formula Pension Plan.  Those employees who were not employed prior to January 1, 1988 or who were not at least age 50 on January 1, 2000 have their pension benefit determined under the cash balance formula in the Pension Plan.  The benefit earned is expressed in the form of an account balance.  Benefit credits accrue monthly at a rate between 3.25% and 13.50% of eligible monthly compensation, with the rate increasing with age.  Interest credits are applied annually at the end of each year to the prior year’s balance and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service).  The normal form of benefit is a lump sum payment, but an annuity is also available.

Cash Balance Formula SRP.  As with those employees eligible for the traditional defined benefit formula in the Pension Plan who accrue additional benefits under the SRP, the employees eligible under the cash balance formula under the Pension Plan accrue benefits under the SRP (using a similar account balance as under the Pension Plan) to the extent that either compensation or benefits are limited in the Pension Plan by the Code and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.

Eligible Participants.  The Company’s NEOs who are participants in the cash balance formula portion of the Pension Plan and SRP are Messrs. Kelley, Reese, Hovick and Schulz.

Defined Contribution Plan

Employers Mutual sponsors a tax-qualified defined contribution plan (the “401(k) Plan”).  This plan is available to all eligible employees of Employers Mutual.  Under the 401(k) Plan, Employers Mutual matches 50% of the first 6% of covered compensation that an employee defers.  With the exception of the highly compensated group, employee participants can make pre-tax deferrals of up to 50% of their covered compensation to this plan, subject to an annual limit under the Code – for 2012, that limit  was set at $17,000 for those under age 50 and $22,500 for those age 50 and above.

Board and Executive Non-Qualified Excess Plan (BENEP)

Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2012, the defined amount was set at $115,000) to defer up to 75% of their eligible compensation under the BENEP.  Employees who are eligible for the BENEP may also defer some, or all, of their bonus awards, if any, under the Annual Bonus Program, but may not defer any portion of any bonus received under the LTIP.  Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.

SRP II

As indicated above, Employers Mutual established the SRP II effective November 11, 2009.  It is a non-qualified retirement benefit plan maintained primarily for the purpose of attracting and retaining key executives by providing additional deferred compensation for a select group of designated officers, as determined by a committee of Employers Mutual’s Human Resources Department in its sole discretion.  That committee has determined that the members of Employers Mutual’s Policy Committee are eligible to participate in SRP II.  Under SRP II, a benefit amount, if any, is determined by first calculating a projected fifty percent replacement amount of final total cash compensation (as defined in that plan, and including a participant’s base salary and short-term incentives, but excluding long-term incentives) at normal retirement age (defined as being January 1 after the attainment of age 65), all as determined pursuant to several assumptions set forth in the plan.  That projected fifty percent replacement amount is reduced by the retirement benefits expected to be provided by the following plans and programs:

•	The Defined Benefit Plan (utilizing the applicable formula)
•	Social Security
•	The SRP (utilizing the applicable formula)
•	The 401(k) Plan (employer match contributions only)
•	The BENEP (employer match contributions only)

The annual benefit amount, if any, at normal retirement age determined pursuant to such calculations is then converted to a present value annual catch-up contribution.  For participants with less than 20 years of service, any annual catch-up contribution, as so calculated, is reduced by multiplying such amount by an adjustment factor equal to years of service divided by 20 (rounded to two decimals).  Such contributions are credited to a participant’s retirement/termination account under the BENEP annually.  However, no contributions are made on behalf of a participant who continues working past his or her normal retirement age.

Termination of Employment and Change of Control Issues

Employment Contracts.  Employers Mutual has not entered into any employment contracts with its executive officers.

Stock Option Plans.  Under Employers Mutual’s stock option plans, in the event of the termination of employment of a participant for a reason other than death, cause or disability, the participant has the right, for a period of three months from the effective date of termination, to exercise those options previously granted to the extent that they are exercisable on the date of termination.  If, however, the termination of the participant is by reason of retirement, the participant has the right during such three-month period to exercise all options previously granted to the participant, whether or not exercisable on the date of termination, which have not previously been exercised, terminated, lapsed or expired.

If a participant’s employment with Employers Mutual terminated due to a permanent or total disability, the participant has the right, for a period of twelve months from the effective date of his or her termination, to exercise all options previously granted, whether or not exercisable on the date of termination, excluding those previously exercised, terminated, lapsed or expired.  If a participant’s employment is terminated for cause, all unexercised options, whether or not exercisable on the date of termination, immediately terminate.  The standard of whether a participant may be discharged for “cause” requires that there be a determination that there has been (i) a willful and continued failure to substantially perform the participant’s assigned duties; (ii) the willful engagement in conduct which is demonstrably injurious to EMC Insurance Companies monetarily or otherwise, including any act of dishonesty; (iii) the commission of a felony; or (iv) a significant violation of any statutory or common law duty of loyalty.

Upon the death of a participant, the participant’s designated beneficiary or legal representative has the right, for a period of twelve months from the date of death, to exercise the participant’s rights as to all options, whether or not exercisable on the date of death, to the extent not previously exercised, terminated, lapsed or expired.

In addition to an executive officer’s rights upon termination of employment, in the event that there is a “change of control”, all outstanding stock options shall immediately become exercisable in full.  A “change of control” will occur (i) if there has been a merger, consolidation, takeover or reorganization of Employers Mutual or the Company, unless at least 60% of the members of the Board of Directors of the entity resulting from such merger, consolidation, takeover or reorganization were members of the Board of Directors of either Employers Mutual or the Company immediately prior to the event; or (ii) upon the occurrence of any other event that is designated as being a “change of control” by a majority vote of the independent members of the Board of Directors of Employers Mutual.

BENEP.  Participants who separate from service or become disabled or die while employed by Employers Mutual receive distributions of their deferred compensation account, in accordance with the payment option selected by them when they enrolled in the plan, upon the occurrence of the qualifying distribution event.  However, no distribution will be made earlier than six months after the date of separation from service with respect to a participant who is a key employee (as defined in the Code).

If Employers Mutual terminates the plan within twelve months of a “change of control”, the deferred compensation account of each participant will become fully payable to the participant in a lump sum.  A “change of control” will occur if (i) a majority of the members of the Board of Directors of Employers Mutual is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election; or (ii) a person or group acquires 40% or more of the total gross fair market value of the assets of Employers Mutual.  The plan is considered terminated only if all substantially similar arrangements are terminated, and all participants under such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the termination of such arrangements.

The compensation committees believe these “termination of employment” and “change of control” triggers are fair and reasonable to both Employers Mutual and the Company, as well as the participating employees.

Tax Consequences

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation of more than $1.0 million paid to any NEO, excluding the chief financial officer.  Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.  Due to the fact that only 30% of the compensation paid to the Company’s executive officers is allocated to the Company through the Pooling Agreement, the tax deduction limitation imposed by Section 162(m) is not expected to have any impact on the Company for the foreseeable future.

Employers Mutual’s predecessor stock option plans provided favorable tax treatment to the participants in the plans who received incentive stock options.  Under applicable federal tax laws, there are no federal income tax consequences either to Employers Mutual or to the participant upon the grant of an incentive stock option or the exercise of an incentive stock option by the participant, except that, upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

If the participant holds the shares of the Company’s Common Stock acquired upon exercise of an incentive stock option for the greater of two years after the day the option was granted or one year after the acquisition of the shares, the difference between the aggregate option price and the amount realized upon sale of the Common Stock will constitute long-term capital gain or loss, and the companies in the Pooling Agreement will not be entitled to a federal income tax deduction.  If the shares of Common Stock are disposed of in a sale, exchange or other transaction that constitutes a disqualifying disposition, the participant will recognize ordinary taxable income in an amount equal to the excess of the fair value of the Common Stock purchased at the time of exercise (or, if less, the amount realized upon the sale of the Common Stock) over the total option price, and the companies in the Pooling Agreement will be entitled to a federal income tax deduction equal to such amount, subject to certain federal tax law limitations.

Only non-qualified stock options were granted in 2012, and, as indicated previously, it is anticipated that most, if not all, future awards will also be non-qualified equity awards and/or other long-term incentive awards such as restricted shares or performance shares.  Non-qualified stock options generate regular taxable income to the participant upon exercise of an option, and the companies in the Pooling Agreement will be entitled to a federal income tax deduction equal to the excess of the fair value of the Common Stock purchased at the time of exercise (or, if less, the amount realized upon the sale of the Common Stock) over the total option price.

The 2012 Compensation Process – Discussion and Analysis

As part of the decision-making process for establishing compensation to be paid in 2012, tally sheets for each of the thirteen members of Employers Mutual’s Policy Committee (including the Company’s NEOs) were prepared by Employers Mutual’s Human Resources Department.  Each of these tally sheets (which, in the case of the chief executive officer and the executive vice presidents, were also accompanied by their position descriptions) set forth the dollar amount of each component of that executive officer’s total compensation in 2011, including (i) actual base salary; (ii) the cash bonuses paid in 2011 under the Annual Bonus Program (based upon 2010 financial results) and under the LTIP (with those payments being based on  2008, 2009 and 2010 financial results); (iii) Employers Mutual’s matching contributions to the 401(k) Plan and the BENEP on behalf of the executive officer; (iv) Employers Mutual’s contributions to the pension plan and the SRP, as well as contributions (if any) to the SRP II, on behalf of the executive officer; and (v) a break-out of the value of any perquisites received by the executive officer, including (as applicable) premiums paid for excess group life insurance, fees for financial planning and tax preparation services, premiums paid for life and supplemental disability insurance, holiday bonuses and service anniversary gifts, country club dues (as reported on IRS Form W-2), and use of a company-owned automobile (as reported on IRS Form W-2).  A sum total was provided for each of these executive officers.  For the NEOs, a history of the executive officer’s base salary and cash bonuses earned (if any) under the Annual Bonus Program going back at least ten years, or to the executive officer’s elevation to Employers Mutual’s Policy Committee, if more recent, was also provided.  The amount of life insurance coverage provided by Employers Mutual for each of the NEOs was shown, as were the amounts of supplemental disability and long-term disability benefits available to each NEO.  The information provided also set forth projected Pension Plan and SRP account balances for each of the thirteen Policy Committee members at age 65.  The tally sheets for each of the executive officers were provided to both Employers Mutual’s Compensation Committee and the Company’s Compensation Committee.

In connection with their consideration of stock option awards, both of the compensation committees also received “status reports” as of January 19, 2012 on prior stock option grants awarded to each of the thirteen Policy Committee members.  These reports showed all grants received (going back, in some cases, to 1981) and the dates upon which currently unvested grants would become exercisable.  From the information provided, it was possible for the members of each compensation committee to estimate the value (if any) of all prior stock option grants which had not previously been exercised, terminated, lapsed or expired, and which would be exercisable for a three-month period in the event of the executive officer’s retirement, or for a twelve-month period in the event of such person’s permanent or total disability, or death.  Similarly, such options would be exercisable under the terms of the 2007 Plan (and the predecessor incentive stock option plans) in the event of a “change of control” situation.

The tally sheets, together with the stock option information, were intended to allow the two compensation committees to analyze both the individual elements of compensation (including the mix among the components which make up total compensation) as well as the aggregate amount of the compensation package being awarded to each Policy Committee member.  Both compensation committees recognized that the cash bonus portion of the compensation package for 2012, under both the Annual Bonus Program and the LTIP, would be dependent, in whole or in part, on future results and thus could only be projected.  However, the compensation committees’ use of purely formulaic methodologies for both components of the cash bonus program, and the fact that the Annual Bonus Program contains various caps, allowed the compensation committees’ members to see what the cash bonus amounts might be under various scenarios, and to determine the maximum possible cash bonus for each Policy Committee member under the respective formulas.

Base Salary.  The 2012 base salary ranges for Employers Mutual’s executive officers were established through a process which started with an analysis of insurance industry salary surveys published by Towers Watson, an actuarial firm, for calendar year 2010, and by the Property Casualty Insurers Association of America (“PCI”), an insurance industry trade association, for calendar years 2010 and 2011.  In addition, an industry salary survey published by Insurance Salary Survey ("ISS") for calendar year 2010 was also utilized.  These survey sources provided salary information for various officer titles and functions that formed the basis for the development of the 2012 salary ranges for the executive officers, through comparison to companies that are similar to Employers Mutual in the type of business in which they are engaged and premium volume. While Towers Watson provided Employers Mutual with a list of participating companies, and then broke down its survey results by both type of business (e.g., property and casualty insurance) and premium volume, it did not identify which of the participating companies fell into the categories deemed by Mr. Jean to be most comparable to Employers Mutual’s operations.  Similarly, while the PCI salary survey results utilized were based upon information provided by member companies of similar premium volume, and over 40% of PCI’s members in the relevant size categories participated in the survey, the identities of the actual participating member companies were not disclosed by PCI.

From these three sources, Mr. Jean selected a best match for each executive officer’s job description.  This matching process is subjective and attempts to take into consideration the duties and responsibilities associated with each job description.  Due to the unique job responsibilities associated with some of Employers Mutual’s executive officer positions, the survey data selected for these positions reflects a blend of various positions contained in the surveys.  Once the executive officer job description matches were completed, the survey data was used to establish the salary ranges.  As has been the case in recent years, unusually high (more than 45% above Employers Mutual’s mid-point) or low (more than 35% below Employers Mutual’s mid-point) values were capped at those limits.

Average salary amounts from each survey for each relevant job description were calculated, and inflation factors of 5.0% for the 2010 data and 2.5% for the 2011 data were applied to those averages to establish inflation-adjusted averages based upon each survey.  Those inflation-adjusted averages were then averaged to develop an indicated 2012 salary range mid-point.  The Employers Mutual Compensation Committee follows a long-standing policy that the established mid-point of a salary range for a given year will not be less than the mid-point utilized in the prior year, and the mid-point will not be allowed to increase more than a pre-established percentage each year (8.0% for 2012).  Once the salary range mid-points were established, a range of compensation for each executive officer was set with the maximum being 120% of the mid-point and the minimum being 80% of the mid-point.  A recommended salary increase was then determined for each executive officer by considering the length of time the person had been in his or her position and the relative position of the person’s salary within his or her salary range, along with the other factors mentioned above.

Both (i) the indicated 2012 salary range mid-points (determined without regard to the minimum and maximum adjustments to which such mid-points were subject, as compared to 2011 salary range mid-points) and (ii) the selected 2012 salary range and mid-points for the executive officers (which took into account such minimum and maximum permissible adjustments) were submitted to the members of the Employers Mutual Compensation Committee and the Company’s Compensation Committee for their review on or about December 19, 2011.  Following a request by the Chairs of the two committees that base salary adjustments for the executive officers, as a group, be comparable to the average salary adjustments for all Employers Mutual employees, recommended salary increases for 2012 were presented to the members of the Employers Mutual Compensation Committee in late January 2012 and a formal presentation concerning the process and rationale for the recommended salary increases was made by management to the Employers Mutual Compensation Committee on January 30, 2012.  All members of the Company’s Compensation Committee were also in attendance at this meeting, which included a discussion and review of the tally sheets prepared for all of the executive officers, including the NEOs, to ensure a proper understanding of the process.

The Employers Mutual Compensation Committee reviewed and discussed the recommended salary increases, with and without management present, during its meeting on January 30, 2012.  The Chairman of Employers Mutual’s Board of Directors provided input regarding Mr. Kelley’s attainment of his performance objectives during a closed session, and Mr. Kelley then joined the meeting to discuss the performance of the other NEOs, and the attainment of their individual performance objectives, for the previous year.  Based upon the salary survey information provided, each executive officer’s tenure and the placement of their 2011 base salary within their respective approved salary range for 2012, as well as the achievement of their performance objectives for the year, the Employers Mutual Compensation Committee on that date approved the base salary increases for 2012 for the Company’s NEOs shown in the following table:

2012 Base Salary Adjustments

Name	Title	2011 Base Salary ($)	2012 Base Salary ($)	Percentage Increase
Bruce G. Kelley	President & CEO	808,366	824,538	2.0%
Mark E. Reese	Sr. Vice President & CFO	245,908	253,292	3.0%
Ronald W. Jean	Exec. Vice President for Corporate Development	452,270	465,842	3.0%
Kevin J. Hovick	Exec. Vice President & COO	347,828	381,212	9.6%
Richard K. Schulz	Sr. Vice President – Claims	245,674	254,280	3.5%
Richard L. Gass	Sr. Vice President – Productivity & Technology	280,332	291,538	4.0%

The base salary amounts approved by the Employers Mutual Compensation Committee were presented to the members of the Company’s Compensation Committee for their review on January 30, 2012 and a formal management presentation was made to the Company’s Compensation Committee on January 31, 2012.  The Company’s Compensation Committee then reviewed and discussed the base salary amounts approved by the Employers Mutual Compensation Committee, and subsequently approved them.  The approved salary amounts were submitted to and approved by the Board of Directors of Employers Mutual on March 14, 2012, with retroactive application to January 1, 2012.

Cash Bonus Program

Annual Bonus Program.  At its January 30, 2012 meeting, the Employers Mutual Compensation Committee, after reviewing the historical results of the Annual Bonus Program (as reflected on the tally sheets for each executive officer, as described on pages 20-21 of this Proxy Statement) and considering the survey data from the three sources identified above (which set forth paid bonuses as a percentage of base salary), approved maintaining the maximum payout level for the 2012 Annual Bonus Program at 75% of base salary for Qualified Vice Presidents.  This action was approved by the Company’s Compensation Committee on January 31, 2012.

The Employers Mutual Compensation Committee also approved the performance targets to be utilized in determining potential awards under the 2012 Annual Bonus Program at its January 30, 2012 meeting.  These targets, which were reviewed and approved by the Company’s Compensation Committee at its January 31, 2012 meeting, were as follows:

•	Net written premium growth target – 7.5%.

•	Target combined trade ratio – 100.0%.

•	Maximum combined trade ratio – 106.0%.

The net written premium target of 7.5% growth for 2012 was considered a stretch goal, given the challenges presented by the economic conditions predicted for the year and the continuing impact of an earlier decision to withdraw from personal lines business in several states.  In addition, such targeted growth would come on top of premium growth of 7.9% in 2011. By comparison, consolidated net written premiums had increased by only 0.2% in 2010 and 0.1% in 2009.  Similarly, the target combined trade ratio of 100.0% was considered a stretch goal, as it would be more difficult to achieve than the 2012 corporate objective of 103.0%, which was the combined trade ratio deemed reasonably attainable under expected economic and market conditions.

In reaching their decisions about the performance targets, the two compensation committees reviewed a projected Annual Bonus Program calculation based upon the 2012 targets and certain estimates (such as anticipated growth of policyholders’ surplus).  Using such targets and estimated numbers in the Annual Bonus Program formula resulted in a projected Annual Bonus Program bonus of 29.0% of salary for Qualified Vice Presidents, which the compensation committees felt was not excessive as compared to the annual cash bonuses paid by the peer group of companies participating in the three compensation surveys described previously.

For calendar year 2012, EMC Insurance Companies reported an increase in net written premiums of 11.2%, an increase in policyholders’ surplus of 8.1% and an “adjusted EMC combined trade ratio” (as defined on the next page) of 98.0%.  The application of these results to the 2012 Annual Bonus Program formula resulted in the achievement of cash bonus awards at the level of 61.2% of base salary for Qualified Vice Presidents.  Following is a summary of the formulas and calculations used to arrive at the 2012 Annual Bonus Program payout percentage for Qualified Vice Presidents.

The formula for the written premium component of the Annual Bonus Program is as follows:  (percent of actual change in consolidated net written premiums, less the net written premium performance target, plus a 5.0% additive) times a multiplier of 1.5, subject to a minimum bonus contribution of -15.0% and a maximum bonus contribution of 15.0%.  The calculation of the net written premium component for the 2012 Annual Bonus Program was as follows:

Percent of actual change in net written premiums	11.2%
Less the net written premium performance target	( 7.5%)
Plus 5.0% additive	5.0%
Total	8.7%
Times multiplier of 1.5	x 1.5
Net written premium component	13.1%

The formula for the policyholders’ surplus component of the Annual Bonus Program is as follows:  percent change in policyholders’ surplus times a multiplier of 1.0, subject to a minimum bonus contribution of -20.0% and a maximum bonus contribution of 25.0%.  The calculation of the policyholders’ surplus component for the 2012 Annual Bonus Program was as follows:

Percentage change in policyholders’ surplus	8.1%
Times multiplier of 1.0	x 1.0
Policyholders’ surplus component	8.1%

The formula for the combined trade ratio component of the Annual Bonus Program is as follows:  (target combined trade ratio minus adjusted EMC combined trade ratio) plus (maximum combined trade ratio minus target combined trade ratio) times a multiplier of 5.0, subject to a minimum bonus contribution of -40.0% and a maximum bonus contribution of 65.0%.  The calculation of the combined trade ratio component for the 2012 Annual Bonus Program was as follows:

Target combined trade ratio	100.0%
Less adjusted EMC combined trade ratio	( 98.0%)
		2.0%
Maximum combined trade ratio	106.0%
Less target combined trade ratio	(100.0%)
		6.0%
Total		8.0%
Times multiplier of 5.0		x 5.0
Combined trade ratio component		40.0%

Adjusted EMC Combined Trade Ratio

If EMC Insurance Companies’ combined trade ratio is less than the property and casualty insurance industry’s combined trade ratio as published by A.M. Best Company, the difference between EMC Insurance Companies’ combined trade ratio and the industry combined trade ratio is deducted from EMC Insurance Companies’ combined trade ratio, up to a maximum of 3.0 percentage points.  For bonus plan purposes, this calculation is referred to as the “adjusted EMC combined trade ratio”.  For calendar year 2012, EMC Insurance Companies’ combined trade ratio of 100.6% was 2.6 percentage points less than the industry average of 103.2%, so the adjusted EMC combined trade ratio was 2.6 percentage points less than the actual combined trade ratio, or 98.0%.

Adding the three components together (13.1% + 8.1% + 40.0%) resulted in the achievement of a bonus award of 61.2% of base salary for Qualified Vice Presidents under the 2012 Annual Bonus Program, which is less than the predetermined maximum payout of 75%.  As president, Mr. Kelley’s bonus was calculated by applying a multiplier of 1.3 to the 61.2%, resulting in an Annual Bonus of 79.6% of his base salary, or $656,332.  As executive vice presidents, Mr. Jean’s and Mr. Hovick’s bonuses were calculated by applying a multiplier of 1.2 to the 61.2%, resulting in Annual Bonuses of 73.4% of base salary, or $341,928 and $279,810, respectively.  As senior vice presidents, the Annual Bonuses of Messrs. Reese, Schulz and Gass were calculated by applying a multiplier of 1.1 to the 61.2%, resulting in Annual Bonuses of 67.3% of base salary, or $170,466, $171,130 and $196,205, respectively.

Long Term Incentive Program (LTIP).  At its January 30, 2012 meeting, the Employers Mutual Compensation Committee reviewed the results of the LTIP for the prior year (which was the third year that any payouts could potentially be made under this comparatively new component of the cash bonus program), considered the compensation survey data from the three sources previously identified, and determined that no changes in the LTIP were necessary for 2012.  These actions were approved by the Company’s Compensation Committee on January 31, 2012.

In reaching their decision to leave the LTIP unchanged in 2012, the two compensation committees reviewed a hypothetical LTIP bonus calculation which used actual results from 2010 and 2011, together with the projected Annual Bonus Program calculation for 2012.  This resulted in a projected LTIP bonus (to be payable following the end of calendar year 2012) of 2.5% of salary for eligible vice presidents, due in part to the large uncapped negative Annual Bonus calculation from calendar year 2011.  The projection was significantly lower than both the prior year’s projection and the actual LTIP bonus calculated at the end of calendar year 2011.

In calculating the LTIP bonus at the end of calendar year 2012, results for calendar years 2010, 2011 and 2012 were utilized, as required by the formula.  For calendar year 2010, the uncapped cash bonus percentage under the Annual Bonus Program was 23.5% of base salary for Qualified Vice Presidents.  For 2011, those calculations yielded a figure of (37.9%) of base salary for Qualified Vice Presidents and, as discussed in the preceding section, application of 2012 results to the Annual Bonus Program formula resulted in an uncapped cash bonus of 61.2% of base salary for Qualified Vice Presidents.  When the results from those three years are averaged and multiplied by the 0.5 adjustment factor, the LTIP formula resulted in the achievement of a bonus award at the level of 7.8% of base salary for eligible vice presidents.

As president, Mr. Kelley’s bonus was calculated by applying a multiplier of 1.3 to the 7.8% LTIP bonus calculation, resulting in an LTIP bonus of 10.1% of base salary, or $83,278.  As executive vice presidents, the bonuses for Messrs. Jean and Hovick were calculated by applying a multiplier of 1.2 to the 7.8% LTIP bonus calculation, resulting in LTIP bonuses of 9.4% of base salary, or $43,789 for Mr. Jean and $35,834 for Mr. Hovick.  As senior vice presidents, the bonuses for Messrs. Reese, Schulz and Gass were calculated by applying a multiplier of 1.1 to the 7.8% LTIP bonus calculation, resulting in LTIP bonuses of 8.6% of base salary, or $21,783 for Mr. Reese, $21,868 for Mr. Schulz and $25,072 for Mr. Gass.

The table on the next page summarizes the Annual Bonus Program awards paid in 2013 to the Company’s NEOs, based on 2012 results, as well as the LTIP awards paid to the Company’s NEOs in 2013, based on application of the LTIP formula to results from calendar years 2010, 2011 and 2012:

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2012 Annual and LTIP Bonus Awards

Name	Title	2012 Annual Bonus Award ($)	2012 LTIP Award ($)
Bruce G. Kelley	President & CEO	656,332	83,278
Mark E. Reese	Sr. Vice President & CFO	170,466	21,783
Ronald W. Jean	Exec. Vice President for Corporate Development	341,928	43,789
Kevin J. Hovick	Exec. Vice President & COO	279,810	35,834
Richard K. Schulz	Sr. Vice President – Claims	171,130	21,868
Richard L. Gass	Sr. Vice President – Productivity & Technology	196,205	25,072

Stock Options.  Standard non-qualified stock option grants for 2012 were approved by the Employers Mutual Compensation Committee on January 30, 2012 and by the Company’s Compensation Committee on January 31, 2012 for all of the NEOs.  The annual standard non-qualified stock option award levels for the president, executive vice presidents and senior vice presidents, respectively, are set forth on page 15 of this Proxy Statement.

In addition, both committees determined that additional long-term compensation in the form of discretionary non-qualified stock option grants would also be awarded to certain officers of Employers Mutual, including Messrs. Jean, Hovick, Reese, Schulz and Gass.  Except for Mr. Reese, who received 1,500 discretionary options, the discretionary awards were equal in size to the standard awards.  These discretionary awards had been recommended based upon exceptional individual performance or a special contribution to EMC Insurance Companies’ financial success, as identified by the grant recipient’s supervisor under Employers Mutual’s performance management system.

Consistent with recent practice, the stock option awards were made at least three business days after the February 21, 2012 public release of the Company’s calendar year 2011 earnings.  Pursuant to the terms of Employers Mutual’s 2007 Plan, the exercise price of the stock options is equal to the fair value of the Company’s Common Stock on the March 1, 2012 date of grant (with fair value being equal to the average of the high and low trading prices on that date, which was $20.98).  This exercise price was subsequently ratified by the full Boards of Directors of Employers Mutual and the Company at meetings held March 14, 2012 and March 15, 2012, respectively.

All non-qualified stock options may be exercised in conjunction with a cashless exercise strategy in which enough shares acquired in the exercise of an option award are sold to cover the cost of the exercise, as well as required tax withholding.

None of the NEOs or other executives are parties to employment agreements.  Thus, they are not entitled to contractual payments or benefits upon the occurrence of specified events such as termination of employment (with or without cause) or a “change of control”, except pursuant to the terms of corporate programs, such as the 2007 Plan, which are applicable to all eligible employees of Employers Mutual.  The immediate vesting of stock options which would occur under a “change of control” scenario would also take place for all other employees (roughly 140 in number, or about 6% of Employers Mutual’s workforce) who have outstanding, but unvested, options.  Similarly, all employees who have outstanding, but unvested, stock options would see those options vest immediately upon a termination of employment due to death, disability or retirement.

Following their review and application of the various components of Employers Mutual’s compensation program, as described herein, to the executive officers, the members of the compensation committees determined that the total compensation amounts approved in 2012 for each executive officer (including the Company’s NEOs) both (i) reflected each individual’s respective responsibilities and contributions to the financial success of EMC Insurance Companies, and (ii) provided appropriate incentives to achieve or exceed EMC Insurance Companies’ business and financial objectives.

Based upon the compensation survey information obtained from comparable companies and described elsewhere herein, together with the input received from the Hay Group, it was ultimately decided by the Company’s Compensation Committee that the aggregate compensation amounts derived from the three primary compensation components approved for the Company’s NEOs and other executive officers for 2012, both at projected and maximum potential levels, as well as the mix of compensation components, were appropriate for promoting the interests of the Company’s stockholders.  It was agreed by the members of both committees, however, that the mix of compensation components should be subject to further study and review during 2012, for possible adjustment in future years.

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Summary Compensation Table

The amounts reported in the Summary Compensation Table reflect the total amount of compensation received by the Company’s NEOs during 2012, 2011 and 2010.  The aggregate participation of the Company’s property and casualty insurance subsidiaries in the Pooling Agreement during 2012, 2011 and 2010 was 30% and this percentage represents the approximate portion of the total compensation amounts described below which were allocated to the Company during these years.

					Change In
					Pension Value
					and Non-
					qualified
				Non-Equity	Deferred	All
			Option	Incentive Plan	Compensation	Other
			Awards	Compensation	Earnings	Compensation
Name and		Salary	($)	($)	($)	($)	Total
Principal Position	Yr	($)	(1)	(2)	(3)	(4)	($)
Bruce G. Kelley	2012	824,538	8,550	739,610	186,438	332,807	2,091,943
President & CEO	2011	808,366	16,740	73,561	210,594	265,769	1,375,030
	2010	773,552	10,800	314,062	240,645	266,509	1,605,568
Mark E. Reese	2012	253,292	28,575	192,249	47,103	49,694	570,913
Senior Vice	2011	245,908	31,620	18,935	52,088	36,909	385,460
President & CFO	2010	234,182	14,220	80,558	58,389	28,635	415,984
Ronald W. Jean	2012	465,842	14,250	385,717	766,935	75,402	1,708,146
Executive Vice	2011	452,270	13,950	37,991	826,908	52,913	1,384,032
President for	2010	432,770	9,000	161,856	890,024	57,643	1,551,293
Corporate
Development
Kevin J. Hovick	2012	381,212	14,250	315,644	70,400	211,126	992,632
Executive Vice	2011	347,828	13,950	29,218	71,505	178,103	640,604
President & COO	2010	235,300	1,800	80,944	67,235	41,950	427,229
Richard K. Schulz	2012	254,280	5,700	192,998	49,023	43,408	545,409
Senior Vice	2011	245,674	5,580	18,917	54,806	197,380	522,357
President - Claims	2010	235,092	1,800	80,872	63,242	199,792	580,798
Richard L. Gass	2012	291,538	5,700	221,277	432,669	50,541	1,001,725
Senior Vice	2011	280,332	5,580	21,586	539,013	36,474	882,985
President - Productivity	2010	266,968	1,800	91,837	552,451	36,746	949,802
and Technology

(1)
These amounts represent the grant date fair value of option awards made by Employers Mutual under its 2007 Plan, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  See Note 13 of the Notes to Consolidated Financial Statements contained in the Company’s 2012 Annual Report to Stockholders for the assumptions used by Employers Mutual to estimate the fair value of the option awards.

(2)
These amounts represent the cash bonuses earned under the Annual Bonus Program and the LTIP.  78.8% of the 2012 bonus amounts earned under the Annual Bonus Program were paid, or deferred at the election of the named executive officer, on February 6, 2013.  The remaining 21.2% of the 2012 bonus amounts earned under the Annual Bonus Program, as well as the bonus amounts earned under the LTIP, were paid, or deferred at the election of the named executive officer (Annual Bonus Program only), during the first week of April, 2013.  The 2010 bonus amounts earned under the Annual Bonus Program were paid, or deferred at the election of the named executive officer, on January 31, 2011.  The 2011 and 2010 bonus amounts earned under the LTIP were paid on February 7, 2012 and April 1, 2011, respectively.

(3)
These amounts represent the aggregate increase in the actuarial present value of accumulated benefits under Employers Mutual’s qualified pension plan and non-qualified supplemental retirement plan.  There were no above-market or preferential earnings on any deferred compensation amounts.

(4)	The following table identifies and quantifies each item of compensation included in the All Other Compensation column for 2012:

	Employer				Income From
	Contributions to			Company	Exercise of
		Non-		Paid	Non-qualified
	401(k)	Qualified		Insurance	Stock	Holiday
	Plan	Plans	Perquisites	Premiums	Options	Bonuses	Total
Name	($) (a)	($) (a)	($) (b)	($)	($)	($)	($)
Bruce G. Kelley	7,500	289,561	22,151	13,595	-	-	332,807
Mark E. Reese	7,027	34,906	1,092	6,561	-	108	49,694
Ronald W. Jean	7,500	40,388	10,106	17,408	-	-	75,402
Kevin J. Hovick	7,500	173,246	16,339	13,873	-	168	211,126
Richard K. Schulz	7,500	21,271	525	14,004	-	108	43,408
Richard L. Gass	7,500	24,387	420	17,518	608	108	50,541

(a)
These amounts represent matching contributions made by Employers Mutual under its 401(k) plan (qualified) and the BENEP (non-qualified), and supplemental retirement benefits, if any, received under the SRP II.  Amounts attributable to the BENEP match and the SRP II (non-qualified), if any, are contained in the “Non-Qualified Deferred Compensation Table” on page 35 of this Proxy Statement.

(b)	These amounts represent the aggregate incremental cost Employers Mutual incurred to provide the listed benefits, which were calculated as follows:

Company-Owned Auto – Total business miles driven in 2012 were multiplied by the IRS reimbursable rate for personal auto usage (55.5 cents per mile) and this amount was subtracted from the costs incurred to own and operate the company-owned auto during 2012.  The depreciation amount used in this calculation was based on the actual purchase price of the auto, with an estimated useful life of four years.  In 2012, personal auto usage amounted to $7,508 for Mr. Kelley, $6,890 for Mr. Jean and $6,818 for Mr. Hovick.

Club Membership Fees – The total amount paid for country club and dinner club membership fees was reported as the aggregate incremental cost because the memberships are not used exclusively for business entertainment purposes.  In 2012, membership fees amounted to $6,742 for Mr. Kelley and $6,137 for Mr. Hovick.

Spousal Travel – These amounts reflect additional transportation costs, program fees and meal expenses incurred by Employers Mutual when the named executive officer’s spouse accompanied him on business trips.  In 2012, spousal travel amounted to $4,416 for Mr. Kelley, $572 for Mr. Reese, $3,216 for Mr. Jean and $3,024 for Mr. Hovick.

Financial Planning and Tax Preparation Services – In 2012, such fees amounted to $3,485 for Mr. Kelley, $520 for Mr. Reese, $360 for Mr. Hovick, $525 for Mr. Schulz and $420 for Mr. Gass.

Grants of Plan-Based Awards

						All Other
						Option
			Estimated Future Payouts Under			Awards:
			Non-Equity Incentive Plan			Number
			Awards			of	Exercise		Grant
						Securities	or Base	Closing	Date
						Under-	Price of	Market	Fair
		Compensation	Thresh-			lying	Option	Price on	Value of
		Committee	old	Target	Maximum	Options	Awards	Date of	Option
	Grant	Approval	($)	($)	($)	(#)	($/Sh)	Grant	Awards
Name	Date	Date	(1)	(1)	(1)	(2)	(3)	($/Sh)	($) (4)
Bruce G. Kelley	-	-	-	337,000	913,000	-	-	-	-
	3/1/12	1/31/12	-	-	-	9,000	20.980	20.76	8,550
Mark E. Reese	-	-	-	88,000	237,000	-	-	-	-
	3/1/12	1/31/12	-	-	-	4,500	20.980	20.76	28,575
Ronald W. Jean	-	-	-	176,000	476,000	-	-	-	-
	3/1/12	1/31/12	-	-	-	15,000	20.980	20.76	14,250
Kevin J. Hovick	-	-	-	143,000	388,000	-	-	-	-
	3/1/12	1/31/12	-	-	-	15,000	20.980	20.76	14,250
Richard K. Schulz	-	-	-	88,000	238,000	-	-	-	-
	3/1/12	1/31/12	-	-	-	6,000	20.980	20.76	5,700
Richard L. Gass	-	-	-	101,000	273,000	-	-	-	-
	3/1/12	1/31/12	-	-	-	6,000	20.980	20.76	5,700

(1)
These amounts represent potential cash bonus awards available under the Annual Bonus Program and the LTIP for 2012.  The target amounts represent the amount of bonus that would be earned by each named executive officer if the performance targets for the two performance objectives in the Annual Bonus Program that have targets (production increase and combined trade ratio) were reached.  The third performance objective contained in the Annual Bonus Program, which measures the percentage change in statutory surplus for the year, does not have a performance target.  The calculation of the target amount for this component of the bonus plan reflects the amount of bonus that would be generated by this objective based on a projected 6.5% increase in surplus, which was the amount used in materials presented to the two compensation committees during their review of the projected executive bonus calculations using projected results for EMC Insurance Companies and the insurance industry.  The target amount for the LTIP represents the projected bonus amount using actual results for 2010 and 2011, and the projected amount for 2012.

(2)	These amounts represent standard and discretionary, if any, non-qualified stock option grants.

(3)
Under the terms of Employers Mutual’s 2007 Plan, the exercise price for option awards is based on the average of the high and low trading prices of the Company’s Common Stock on the date of grant, rather than the closing price.

(4)
The expected term of options granted to individuals who are eligible to retire as of the grant date are adjusted to reflect the potential accelerated vesting period.  The expected volatility is computed using historical daily prices for the period approximating the expected term.  The grant date fair value of the individual options awarded in 2012 was $0.95 for Mr. Kelley, $6.35 for Mr. Reese, $0.95 for Mr. Jean, $0.95 for Mr. Hovick, $0.95 for Mr. Schulz and $0.95 for Mr. Gass.

Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table

Stock Options.  Employers Mutual’s executive officers are eligible for stock option awards that are intended to provide long-term incentive opportunities.  Employers Mutual’s 2007 Plan, as well as its predecessor stock option plans, provide that all stock options must be granted at prices equal to the fair value of the Company’s Common Stock on the date of grant, with fair value determined as the average of the high and low trading prices of the Common Stock on the date of grant.  Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award; however, all unvested option awards automatically vest upon a participant’s death, disability or retirement.

The 2012 option awards reflect a standard non-qualified stock option grant to all named executive officers and a discretionary non-qualified stock option grant to Messrs. Reese, Jean, Hovick, Schulz and Gass.  Except for Mr. Reese, who received 1,500 discretionary options, the discretionary awards were equal in size to the standard awards.

All non-qualified stock options may be exercised in conjunction with a cashless exercise strategy in which enough shares acquired in the exercise of an option award are sold to cover the cost of the exercise, as well as required tax withholding.

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		No. of
	No. of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options
	Options	(#)	Option Exercise
	(#)	Unexercisable	Price	Option Expiration
Name	Exercisable	(1)	($)	Date
Bruce G. Kelley	6,000	-	22.2800	2/6/2014
	14,430	-	19.3500	3/1/2015
	*21,600	*5,400	23.4670	3/5/2018
	*10,800	*7,200	18.8650	3/3/2019
	*7,200	*10,800	20.6750	3/1/2020
	*3,600	*14,400	24.4050	3/1/2021
	-	*9,000	20.9800	3/1/2022
Mark E. Reese	1,000	-	22.2800	2/6/2014
	6,000	-	19.3500	3/1/2015
	3,000	-	24.6000	3/1/2016
	3,000	-	25.4550	3/9/2017
	2,400	600	23.4670	3/5/2018
	*3,600	*2,400	18.8650	3/3/2019
	*2,400	*3,600	20.6750	3/1/2020
	*1,200	*4,800	24.4050	3/1/2021
	-	*4,500	20.9800	3/1/2022
Ronald W. Jean	4,635	-	22.2800	2/6/2014
	11,506	-	19.3500	3/1/2015
	*12,000	*3,000	23.4670	3/5/2018
	*9,000	*6,000	18.8650	3/3/2019
	*6,000	*9,000	20.6750	3/1/2020
	*3,000	*12,000	24.4050	3/1/2021
	-	*15,000	20.9800	3/1/2022
Kevin J. Hovick	5,000	-	16.8750	2/7/2013
	1,000	-	22.2800	2/6/2014
	6,000	-	19.3500	3/1/2015
	3,000	-	24.6000	3/1/2016
	3,000	-	25.4550	3/9/2017
	2,400	600	23.4670	3/5/2018
	*3,600	*2,400	18.8650	3/3/2019
	*1,200	*1,800	20.6750	3/1/2020
	*3,000	*12,000	24.4050	3/1/2021
	-	*15,000	20.9800	3/1/2022
Richard W. Schulz	17,791	-	19.3500	3/1/2015
	3,000	-	24.6000	3/1/2016
	3,324	-	25.4550	3/9/2017
	1,200	600	23.4670	3/5/2018
	*960	*240	23.4670	3/5/2018
	*1,740	*3,480	18.8650	3/3/2019
	*1,200	*1,800	20.6750	3/1/2020
	*1,200	*4,800	24.4050	3/1/2021
	-	*6,000	20.9800	3/1/2022
Richard L. Gass (2)	2,000	-	22.2800	3/31/2013
	6,000	-	19.3500	3/31/2013
	3,000	-	24.6000	3/31/2013
	3,000	-	25.4550	3/31/2013
	3,000	-	23.4670	3/31/2013
	*5,500	-	18.8650	3/31/2013
	*3,000	-	20.6750	3/31/2013
	*6,000	-	24.4050	3/31/2013
	*6,000	-	20.9800	3/31/2013

(1)
Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award.  All unvested stock options automatically vest upon the death, disability or retirement of the named executive officer.

(2)	Mr. Gass’s unvested options automatically vested upon his retirement (December 31, 2012) and, by their terms, expire 90 days from that date.

*	Non-qualified stock options.

Option Exercises

	No. of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)
Bruce G. Kelley	5,000	28,750
Mark E. Reese	815	18,650
Ronald W. Jean	5,000	32,450
Kevin J. Hovick	944	21,300
Richard K. Schulz	-	-
Richard L. Gass (1)	1,594	5,943

(1)	500 of the shares acquired by Mr. Gass resulted from the exercise of non-qualified stock options, which generated $608 of taxable income.

Pension Benefits
		Number of
		Years	Present Value
		Credited	of
		Service	Accumulated
		(#)	Benefit
Name	Plan Name	(1)	($)
Bruce G. Kelley	Pension Plan	27	840,231
	Supplemental Retirement Plan	27	1,517,982
Mark E. Reese	Pension Plan	27	490,226
	Supplemental Retirement Plan	27	72,141
Ronald W. Jean	Pension Plan	33	1,957,520
	Supplemental Retirement Plan	33	2,970,892
Kevin J. Hovick	Pension Plan	33	566,871
	Supplemental Retirement Plan	33	111,686
Richard K. Schulz	Pension Plan	13	326,677
	Supplemental Retirement Plan	13	81,898
Richard L. Gass	Pension Plan	39	2,220,962
	Supplemental Retirement Plan	39	1,179,754

(1)
The number of years of credited service for Messrs. Kelley, Reese, Hovick and Schulz is not relevant in the calculation of their pension benefits because their benefits are determined under the cash balance formula in the pension and supplemental retirement plans.

Employers Mutual sponsors a tax-qualified defined benefit plan covering all eligible employees of Employers Mutual (the “Pension Plan”).  Employers Mutual also sponsors a non-qualified defined benefit supplemental retirement plan (the “SRP”) covering certain of its management and highly compensated employees, which group includes the Company’s NEOs.  The SRP provides a benefit to eligible employees whenever 100% of their pension benefit under the Pension Plan is not permitted to be paid through the Pension Plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.

Both plans contain a traditional defined benefit formula pension benefit (traditional formula) for certain eligible employees, and a cash balance formula for all other eligible employees.  Employees employed prior to January 1, 1988 and who were 50 years old, or older, on January 1, 2000, have their benefits determined under the Pension Plan and SRP using the traditional formula, based on a combination of average pay and years of service.  Employees who do not meet this criteria have their pension benefit determined under the cash balance formula in the Pension Plan and SRP.  For long-term employees, the traditional formula will produce a significantly larger retirement benefit than the cash balance formula.  This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels.  Mr. Jean and Mr. Gass have their Pension Plan and SRP benefits determined using the traditional formula.  Messrs. Kelley, Reese, Hovick and Schulz have their Pension Plan and SRP benefits determined using the cash balance formula.

Normal retirement age for participants under the Pension Plan’s and SRP’s traditional formula is age 65.  Early retirement can be elected by a participant who has reached age 55.  The benefit paid on early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64.  Mr. Jean is currently eligible for early retirement at 87% of his normal retirement benefit, and Mr. Gass is eligible for 100% of his normal retirement benefit.  There are no early or normal retirement ages for participants under the cash balance formula in the Pension Plan and SRP.  Upon completion of three years of service or upon the attainment of age 55, a participant’s retirement benefit becomes vested and the participant is entitled to receive the current value of his or her retirement account upon termination of employment for any reason, including retirement.

The normal form of benefit under the Pension Plan’s traditional formula is a single life annuity with payment guaranteed for ten years.  Various other types of annuities, as well as a lump sum payment, are also available.  The accrued benefit under the SRP’s traditional formula is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of one to ten years, depending on the amount of the benefit.  The normal form of benefit under the Pension Plan’s and SRP’s cash balance formula is a lump sum payment, but an annuity is also available.  All alternative payment options are the actuarial equivalent of the normal form of benefit.

Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid.

The actuarial valuation method used to determine the present value of accumulated retirement benefits is the unit cost method, which is the same method used to calculate the Company’s accumulated benefit obligation under FASB ASC Topic 715.  Inherent in the actuarial valuation of retirement benefits are several key assumptions, including the discount rate and the expected long-term rate of return on plan assets.  For a discussion of the key assumptions utilized by the Company to value retirement benefits, see the heading entitled “Critical Accounting Policies” contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Annual Report on Form 10-K filed by the Company with the SEC on March 12, 2013 (the “2012 Form 10-K”).

Non-Qualified Deferred Compensation Table

				Total
		Employer	Employer	Employer
	Executive	BENEP	SRP II	Contributions	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Contributions	in Last FY	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	($)	Last FY	Distributions	Last FY
Name	($)	($)	($)	(1)	($)	($)	($)
Bruce G. Kelley	74,044	74,044	215,517	289,561	250,441	-	2,175,226
Mark E. Reese	46,517	21,188	13,718	34,906	74,595	-	662,722
Ronald W. Jean	40,388	40,388	-	40,388	94,677	-	817,488
Kevin J. Hovick	40,676	33,052	140,194	173,246	68,767	7,004	707,143
Richard K. Schulz	21,271	21,271	-	21,271	132,854	-	1,051,504
Richard L. Gass	216,613	24,387	-	24,387	56,496	-	669,933

(1) These amounts are included as compensation income in the Summary Compensation Table under the “All Other Compensation” column.

Non-Qualified Deferred Compensation

Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2012 - $115,000) to defer up to 75% of their eligible compensation under the BENEP.  Employees who are eligible for the BENEP may also defer some, or all, of any bonus received under the Short Term Bonus Program, but may not defer any portion of any bonus received under the LTIP.  Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.

Effective November 11, 2009, Employers Mutual established the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (“SRP II”), which provides additional deferred compensation for a select group of designated officers.  Under the SRP II, a benefit amount, if any, is calculated based on the present value of 50% of the officer’s projected total cash compensation at normal retirement, reduced by other retirement benefits provided.  If the officer has less than 20 years of service, the contribution is adjusted on a pro-rata basis.

Effective July 1, 2001, Employers Mutual established the Option It! Deferred Bonus Compensation Plan (the “Option It! Plan”).  The Option It! Plan allowed executive officers to defer some or all of their cash bonus awards until January 1, 2005, when that plan was amended to comply with the requirements of Section 409A of the Code.  Due to changes in the applicable law, it became necessary to freeze the Option It! Plan, thus prohibiting any new contributions to that plan.  The changes in the applicable law also limited the investment options of the participants in such plans; so, on June 30, 2007, the Option It! Plan was terminated.  Employers Mutual created a new deferred compensation plan effective July 1, 2007, known as the Board and Executive Non-qualified Excess Plan II (the “BENEP II Plan”).  Participants in the Option It! Plan were permitted to take cash settlements from the Option It! Plan or roll the deferred compensation into the new BENEP II Plan.  The BENEP II Plan is frozen to new deposits, but allows participants greater investment options compared to the Option It! Plan.  Mr. Reese has deferred compensation in the BENEP II Plan.

COMPENSATION COMMITTEE REPORT

As reported above, the Compensation Committee of the Board of Directors is comprised of three members.  All members of the Compensation Committee are independent under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC.  The Compensation Committee’s duties and responsibilities are described in a written charter, which may be viewed on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.

The Compensation Committee met on January 31, 2012 with a representative of the Hay Group, who provided a status update on several new or pending compensation-related provisions under the Dodd-Frank Act, including the reporting requirements governing the Company’s compensation policies and practices as they relate to risk management.  The Compensation Committee members then discussed current compensation practices for all of Employers Mutual’s employees.  During this discussion, it was noted that all base salaries, including executive officer base salaries, are based on comparative compensation survey information.  As a result, the base salaries paid to Employers Mutual’s employees were not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.

Employers Mutual’s bonus plans were then reviewed.  Following is a summary of those discussions:

1.
Contingent Salary Plan (CSP) – The CSP is available to all employees of Employers Mutual who were employed during the plan year and who remain employed (or are retired, disabled or deceased) at the end of the plan year.  Eligible employees receive a contingent salary payment equal to a percentage of their base salary (up to a maximum of 10%) in March, if the statutory combined trade ratio for the previous year meets the criteria previously established for the year.  The actual payment percentage is determined by a formula for the plan year that is based on the difference between the statutory combined trade ratio achieved and the target ratio for the plan year.  Employees eligible for other bonus programs (including the NEOs under the Annual Bonus Program) receive the larger of the “bonus” or the “contingent salary payment” for the plan year, but not both.  Contingent salary payments equal to 5.4% of base pay were made to eligible employees in March 2013, based upon 2012 results.  Because payments, if any, under the CSP are based solely on the statutory combined trade ratio of the consolidated group, payments under this plan are focused on profitability rather than growth, and are therefore not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.

2.
Annual Bonus Program – As previously noted, bonus payments under this plan are based on three separate performance objectives, with the most emphasis placed on the statutory combined trade ratio, followed by the change in policyholders’ surplus and the increase in net written premium.  As a result, bonus payments under this plan are primarily focused on profitability rather than growth.  It was also noted that a very limited number of employees are eligible for this bonus plan and that each participant’s bonus is capped at a predetermined percentage of his or her base compensation.  In addition, the bonus is not tied to the price of the Company’s stock, which eliminates any risks related to short-term price changes.  Based on this discussion, it was determined that bonus payments under this plan are not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.

3.
LTIP – This plan is identical to the Annual Bonus Program, except that the LTIP calculations are based on a rolling three-year average and no minimums or maximums are applied to the annual calculations.  Since the performance objectives for this plan are the same as those utilized in the Annual Bonus Program, the discussion points and conclusions reached for the Annual Bonus Program apply to the LTIP as well.

4.
Individual Bonus Plans – These bonus plans, which are applicable to the branch managers and the heads of various subsidiary companies, are based on the profitability of the operations they oversee and the dollars involved are not considered material.  As a result, it was determined that bonus payments under these plans are not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.

Benefit plans were not discussed due to the fact that the benefit plans, with the exception of the BENEP and the SRP II, are provided to all employees.  The BENEP provides a 5% company match on the first 5% of compensation deferred by executive officers.  The SRP II was implemented in 2009 for the purpose of attracting and retaining key executives by providing additional deferred compensation to achieve a targeted 50% replacement ratio of retirement income to cash compensation at the time of retirement.  The benefits provided under the SRP II are based on market data provided by the Hay Group.  The Compensation Committee was advised that the costs associated with the BENEP and SRP II are not material, and are therefore not deemed by management to create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee has reviewed the disclosures contained in the Compensation Discussion and Analysis and discussed such disclosures with management of the Company.  Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Proxy Statement and in the 2012 Form 10-K.

The undersigned members of the Compensation Committee have submitted this report.

Compensation Committee George C. Carpenter III Stephen A. Crane, Chair Jonathan R. Fletcher

Compensation Committee Interlocks and Insider Participation

The non-employee directors who currently serve as members of the Compensation Committee are identified above.  No member is a former or current officer or employee of the Company or any of the Company’s subsidiaries.  To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of the Proxy Statement pursuant to applicable SEC regulations.  No executive officer of the Company has served on the board of directors or compensation committee of any company that has, or has had, one or more of its executive officers serving as a director of the Company.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Total ($)
George C. Carpenter III	70,750	-	70,750
Stephen A. Crane	79,250	5,145	84,395
Jonathan R. Fletcher	60,500	-	60,500
Robert L. Howe	77,250	9,996	87,246
Gretchen H. Tegeler	80,500	-	80,500
____________________
(1)
Non-employee directors of the Company have been eligible to participate in Employers Mutual’s 2003 Non-Employee Director Stock Option Plan and, beginning in 2013, will be eligible to participate in Employers Mutual’s 2013 Non-Employee Director Stock Purchase Plan (which was approved by the Company’s stockholders at the May 24, 2012 Annual Meeting).  The 2013 Plan replaces the 2003 Plan, which expired March 15, 2013.  Under both plans, directors were or are granted an option each year to purchase the Company’s Common Stock in an amount up to 100% of their annual retainer, at an option price equal to 75% of the fair value of the Common Stock on the option exercise date.  The amounts reported for Mr. Crane and Mr. Howe reflect the discount received on the purchase of 1,000 and 2,069 shares, respectively, of the Company’s Common Stock under the 2003 Plan.

In 2012, each member of the Company’s Board of Directors who was not an officer or employee of the Company was paid $2,000, plus expenses, for each board meeting or day of continuing education (lasting more than two hours) attended, plus a $30,000 annual retainer.  Non-employee directors were also paid $2,000 ($3,000 for committee chairs) for each committee meeting attended and $250 for each educational program or seminar attended lasting less than two hours.  In addition, the chair of the Audit Committee was paid a $10,000 annual fee, the chair of the Board of Directors was paid a $10,000 annual fee, and the chairs of all other board committees were paid a $4,000 annual fee.  Non-employee directors are eligible to defer some or all of their board or committee fees into the BENEP.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information related to compensation plans under which the Company’s equity securities are authorized for issuance to employees of Employers Mutual and non-employee directors of Employers Mutual and its subsidiaries and affiliate, and the Company, as of December 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,588,957	$21.89	2,075,457
Equity compensation plans not approved by security holders (2)	-	-	149,404
Total	1,588,957	$21.89	2,224,861
_______________________________
(1)
Consists of Employers Mutual’s 2007 Stock Incentive Plan, 2003 Incentive Stock Option Plan, 1993 Incentive Stock Option Plan and 2008 Employee Stock Purchase Plan.  The number of securities remaining available for future issuance under equity compensation plans does not include the 1993 Incentive Stock Option Plan because options can no longer be issued under this plan.

(2)	Consists of Employers Mutual’s 2003 Non-Employee Director Stock Option Plan.

For a description of each plan, see note 13 of Notes to Consolidated Financial Statements under Part II, Item 8 of the 2012 Form 10-K.

AUDIT COMMITTEE REPORT

As previously noted, the Audit Committee of the Board of Directors is composed of three members.  All members of the Audit Committee are independent under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC.  The Audit Committee’s responsibilities are described in a written charter, which may be viewed on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.

Management is responsible for the internal controls and financial reporting processes of the Company.  The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit.  The independent registered public accounting firm is also responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit.  The Audit Committee’s responsibility is to monitor and oversee these processes.

At each of its nine meetings during calendar year 2012, the Audit Committee met and held discussions with management.  Four of these meetings included sessions at which management was not present.  Ernst & Young LLP (“Ernst & Young”), the Company's independent registered public accounting firm, attended and was included in the discussions at all nine of the Audit Committee meetings.  The Audit Committee discussed with Ernst & Young the results of its audit of the consolidated financial statements and its assessment of the effectiveness of the Company’s internal control over financial reporting.

During 2012, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002.  The Audit Committee was kept apprised of the Company’s progress by management and Ernst & Young at each regularly scheduled Audit Committee meeting.  Management provided the Audit Committee with a report of the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee reviewed management’s and Ernst & Young’s evaluations of the effectiveness of the Company’s internal control over financial reporting to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  The Audit Committee also reviewed and discussed the consolidated financial statements with management and Ernst & Young.  In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380 – Communication with Audit Committees), as adopted by the PCAOB in Rule 3200T.

Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB (Communication with Audit Committees Concerning Independence), and the Audit Committee reviewed with Ernst & Young that firm’s independence.  The Audit Committee determined that the non-audit services provided by Ernst & Young to the Company during calendar year 2012 were compatible with maintaining its independence.

Based on the Audit Committee’s discussions with management and Ernst & Young, the Audit Committee’s review of the representations of management and the reports of Ernst & Young, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC for the year ended December 31, 2012.  The Audit Committee also has recommended that the stockholders ratify the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for calendar year 2013.

Audit Committee Stephen A. Crane Robert L. Howe Gretchen H. Tegeler, Chair

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following information is furnished as to the Common Stock of the Company owned beneficially as of March 26, 2013, by each of the Company’s directors and NEOs individually, and the directors and “executive officers” of the Company (as designated by the Company’s Board of Directors) as a group.  The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the SEC regarding such ownership.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
George C. Carpenter III	5,490		*
Stephen A. Crane	3,000		*
Jonathan R. Fletcher	4,500		*
Richard L. Gass	19,332	(2)	*
Kevin J. Hovick	37,163	(3)	*
Robert L. Howe	8,392		*
Ronald W. Jean	87,352	(4)	*
Bruce G. Kelley	237,760	(5)	1.83%
Mark E. Reese	31,792	(6)	*
Richard K. Schulz	37,604	(7)	*
Gretchen H. Tegeler	3,248		*
All Directors and Executive Officers as a Group (22 persons, including those listed above)	647,498	(8)	4.98%
____________________
*Less than one percent

(1)	All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2)
On March 26, 2013, Richard L. Gass directly owned 16,332 shares of Common Stock and had presently exercisable options to purchase 3,000 shares, which shares are included in the table.  Due to his retirement on December 31, 2012, those options, by their terms, would have expired on March 31, 2013.  By means of a cashless exercise of those options on March 28, 2013, Mr. Gass acquired direct ownership of 7 additional shares.  Thus, as of March 28, 2013, Mr. Gass directly owned 16,339 shares of Common Stock and had no exercisable options.  The March 28, 2013 exercise is not included in the table.

(3)	Kevin J. Hovick directly owns 5,563 shares of Common Stock and has presently exercisable options to purchase 31,600 shares, which shares are included in the table.

(4)	Ronald W. Jean directly owns 31,211 shares of Common Stock and has presently exercisable options to purchase 56,141 shares, which shares are included in the table.

(5)
Bruce G. Kelley owns 128,869 shares of Common Stock directly and 27,261 shares indirectly.  Of the 27,261 shares indirectly owned, 1,500 are owned by his spouse and 25,761 are owned by his children.  In addition, he owns presently exercisable options to purchase 81,630 shares, which shares are included in the table.

(6)	Mark E. Reese directly owns 4,092 shares of Common Stock and has presently exercisable options to purchase 27,700 shares, which shares are included in the table.

(7)	Richard K. Schulz directly owns 1,599 shares of Common Stock and has presently exercisable options to purchase 36,005 shares, which shares are included in the table.

(8)
The total number of shares of Common Stock of the Company owned by all directors and executive officers includes shares owned directly and indirectly by such individuals, together with presently exercisable options to purchase shares.  Included in that total are shares owned beneficially by Richard W. Hoffmann, Vice President, General Counsel and Secretary of the Company, which include shares owned directly and indirectly; presently exercisable options to purchase shares; and beneficial ownership of his spouse's presently exercisable options to purchase shares.  Mr. Hoffmann's spouse is an officer, but not an executive officer, of Employers Mutual.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding those entities known to the Company to own beneficially more than five (5) percent of the Company’s Common Stock, or who filed a Schedule 13G with the SEC regarding their ownership of the Company’s Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Employers Mutual Casualty Company 717 Mulberry Street Des Moines, Iowa 50309	7,847,852	(1)	60.40%
Common	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,081,312	(2)	8.39	% (2)
____________________

(1)
On March 26, 2013, Employers Mutual owned approximately 60% of the outstanding Common Stock of the Company.  Employers Mutual intends to retain ownership of a majority of the Company’s Common Stock in the foreseeable future.  This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will enable it to control the election of the Board of Directors of the Company.  The Company’s operations are integrated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual.  The Company does not anticipate any disruptions in this relationship.

(2)
The information shown is based upon a Schedule 13G, dated February 8, 2013, filed with the SEC by Dimensional Fund Advisors LP, a registered investment advisor.  Dimensional Fund Advisors LP reported sole voting power with respect to 1,070,380 shares and sole dispositive power with respect to all of the shares.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

The operations of the Company are highly integrated with those of Employers Mutual through participation in a property and casualty insurance pooling agreement (the "Pooling Agreement"), a reinsurance retrocessional quota share agreement (the "Quota Share Agreement") and an excess of loss reinsurance agreement (the “Excess of Loss Agreement”).  In addition, the Company is completely dependent upon Employers Mutual's employees, facilities and information technology systems to conduct its business.  As a result of these operational relationships, there are numerous transactions between the Company and Employers Mutual that occurred on an ongoing basis in the ordinary course of business during 2012 and that will continue to occur on an ongoing basis in the ordinary course of business during 2013.

During 2012, the Company's three property and casualty insurance subsidiaries, along with Employers Mutual and its two property and casualty insurance subsidiaries and an affiliate, were parties to the Pooling Agreement under which the property and casualty insurance business written by the participating companies is pooled.  Under the terms of the Pooling Agreement, each participant cedes to Employers Mutual all of its property and casualty insurance business, with the exception of any voluntary reinsurance business assumed from non-affiliated insurance companies, and assumes from Employers Mutual an amount equal to its designated participation percentage in the pool.  All premiums, losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from non-affiliated insurance companies, are pooled and then prorated among the parties to the Pooling Agreement on the basis of their respective participation percentages.  The Company's three property and casualty insurance subsidiaries together shared an aggregate 30% participation interest in the pool in 2012, and will maintain an aggregate 30% participation interest in the pool in 2013.  The remaining 70% participation interest is allocated to Employers Mutual and its subsidiaries and affiliate.  Employers Mutual negotiates reinsurance agreements that provide protection to the pool and each of its participants, including protection against losses arising from catastrophic events.  Operations of the pool give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days after the end of each month.  The investment and income tax activities of the pool participants are not subject to the Pooling Agreement.

The purpose of the Pooling Agreement is to spread the risk of an exposure insured by any of the participants among all the companies participating in the pool.  The Pooling Agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced on an individual basis.  In addition, each company benefits from the capacity of the entire pool, rather than being limited to the policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies.

During 2012, the Company's property and casualty insurance subsidiaries ceded direct premiums earned of $328,227,401, direct losses and settlement expenses incurred of $193,121,677, direct underwriting expenses incurred of $58,486,444 and direct policyholder dividends incurred of $10,532,195 to Employers Mutual pursuant to the terms of the Pooling Agreement.  The property and casualty insurance subsidiaries assumed from Employers Mutual their aggregate 30% participation interest in the pool, which included premiums earned totaling $357,138,686, losses and settlement expenses incurred totaling $233,892,280, underwriting expenses incurred totaling $122,823,081 and policyholder dividends totaling $8,630,580.  The Pooling Agreement remains in effect during 2013 and will continue to function in accordance with the terms described above, although the specific amounts to be ceded by the Company's property and casualty insurance subsidiaries to Employers Mutual and to be assumed by the subsidiaries from Employers Mutual will not be determined prior to year-end 2013. Additional information concerning the Pooling Agreement is contained in the 2012 Form 10-K.

One of the Company’s insurance subsidiaries, Dakota Fire Insurance Company, leases office space from EMC National Life Company, an affiliate of Employers Mutual.  This lease expense, which amounted to $251,337 in 2012, is included as an expense under the Pooling Agreement.

The Company's reinsurance subsidiary and Employers Mutual are parties to the Quota Share Agreement and the Excess of Loss Reinsurance Agreement.  Under the terms of the Quota Share Agreement, the reinsurance subsidiary assumes 100 percent of Employers Mutual’s assumed reinsurance business, exclusive of certain reinsurance contracts.  This includes all premiums and related losses, settlement expenses and other underwriting and administrative expenses of this business.  Under the terms of the Excess of Loss Agreement, the reinsurance subsidiary cedes to Employers Mutual all losses in excess of $4,000,000 per event (covering both business assumed from Employers Mutual through the Quota Share

Agreement, as well as business obtained outside the Quota Share Agreement).  The cost of the $4,000,000 excess of loss reinsurance protection was 10.0 percent of the reinsurance subsidiary’s total assumed reinsurance premiums written during 2012.  During 2012, the reinsurance subsidiary assumed from Employers Mutual premiums earned totaling $107,111,745 and losses and settlement expenses incurred totaling $74,832,154.  Total premiums earned and losses and settlement expenses incurred ceded back to Employers Mutual by the reinsurance subsidiary during 2012 under the Excess of Loss Agreement amounted to $11,916,226 and $9,926,034, respectively.  It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business.  Commissions incurred by the reinsurance subsidiary under the Quota Share Agreement with Employers Mutual amounted to $19,536,634 for the business assumed in 2012.  The reinsurance subsidiary also assumes all foreign currency exchange gains/losses associated with contracts incepting on January 1, 2006 and thereafter that are subject to the Quota Share Agreement.  The net foreign currency exchange loss assumed by the reinsurance subsidiary in 2012 was $24,830.  Operations of the Quota Share Agreement and Excess of Loss Agreement give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days after the end of each quarter. The investment and income tax activities of the reinsurance subsidiary are not subject to either the Quota Share Agreement or the Excess of Loss Agreement.  The Quota Share Agreement and the Excess of Loss Agreement remain in effect during 2013 and will continue to function in accordance with the terms described above, except that under the Excess of Loss Agreement the reinsurance subsidiary will also retain 20.0 percent of any losses between $4.0 million and $10.0 million and 10.0 percent of any losses between $10.0 million and $50.0 million associated with any event.  In connection with the change in the amount of losses retained per event, the cost of the excess of loss coverage will decrease from the current 10.0 percent of total assumed reinsurance premiums to 9.0 percent of total assumed reinsurance premiums.  The specific amounts to be assumed and ceded between the Company's reinsurance subsidiary and Employers Mutual will not be determined prior to year-end 2013.  Additional information concerning the Quota Share Agreement and the Excess of Loss Agreement is contained in the 2012 Form 10-K.

Employers Mutual utilizes its employees, facilities and information technology systems to provide various services to all of its subsidiaries and affiliates, including the Company and its subsidiaries.  These services include data processing, claims, financial, legal, actuarial, auditing, marketing and underwriting.  Employers Mutual allocates a portion of the cost of these services to its subsidiaries that do not participate in the Pooling Agreement based upon a number of criteria, including usage of the services and the number of transactions.  The remaining costs are allocated to the pool and each pool participant shares in the total costs in accordance with its participation percentage as established under the terms of the Pooling Agreement.  Costs allocated to the Company by Employers Mutual for services provided to the Company and its subsidiaries that do not participate in the Pooling Agreement amounted to $3,324,922 in 2012.  The allocation of costs to the Company and its subsidiaries that do not participate in the Pooling Agreement will continue in 2013, although the specific amounts will not be determined prior to year-end.

The Company's investment expenses are based on actual expenses directly incurred by the Company and its subsidiaries plus an allocation of other investment expenses incurred by Employers Mutual, with the allocation being based on a weighted average of total invested assets and number of investment transactions executed during the year.  Investment expenses allocated to the Company by Employers Mutual amounted to $1,297,277 in 2012.  Investment expenses will continue to be allocated to the Company by Employers Mutual in 2013, although the specific amount will not be determined prior to year-end.

Three of the Company's insurance subsidiaries have issued an aggregate of $25 million of surplus notes to Employers Mutual, with such notes bearing a fixed interest rate of 3.60% per annum during 2012.  No principal payments were made on the surplus notes during 2012.  Interest in the amount of $900,000 (for calendar year 2011) was paid by the subsidiaries to Employers Mutual in 2012 and interest in the amount of $900,000 (for calendar year 2012) was accrued at December 31, 2012 and will be paid in 2013 (approval for payment has been received from insurance regulatory authorities).  The surplus notes do not have a stated maturity date and interest will continue to accrue on the surplus notes during 2013; however, the interest rate will decline to 1.35% effective February 1, 2013, subject to regulatory approval.

Employers Mutual advances on behalf of the Company and its subsidiaries any federal and state taxes due at the time of the filing of the respective returns.  The Company and its subsidiaries then reimburse Employers Mutual for the payment of such taxes within 45 days after the end of each quarter.  During 2012, Employers Mutual advanced, and the Company and its subsidiaries reimbursed, $13,640,000 of such taxes.

The Company operates an excess and surplus lines insurance agency through a subsidiary.  This agency received $467,663 of commission income from Employers Mutual during 2012 as compensation for its duties as managing underwriter for excess and surplus lines insurance for several of the insurance companies participating in the Pooling Agreement.  This subsidiary, which does not participate in the Pooling Agreement, also received an allocation of operating expenses from Employers Mutual as noted above.  The payment of commissions from Employers Mutual to the subsidiary, and an allocation of operating expenses to the subsidiary, will continue in 2013, although the specific amounts will not be determined prior to year-end.

As a result of the numerous transactions between the Company and Employers Mutual that occur on an ongoing basis, the Company has established procedures whereby independent directors of the Company review and approve and/or ratify these transactions, as well as other transactions qualifying as a "related persons transaction" as defined under SEC rules.  The procedures for the review of "related persons transactions" are as follows:

•
Any new "material contract", proposed material change to an existing "material contract" or transaction resulting from a "material contract" involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate is subject to review and approval by the Inter-Company Committee in accordance with procedures set forth in the committee Charter.  The Inter-Company Committee is composed of three directors of the Company who have been determined by the Board of Directors to qualify as "independent" directors under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC applicable to the Company.  Under the Inter-Company Committee’s Charter, these contracts or transactions must be approved by the unanimous consent of the committee members based on a finding that the transaction is "fair and reasonable" to the Company and its stockholders.  The most significant material contracts subject to review and approval by the Inter-Company Committee include the Pooling Agreement, the Quota Share Agreement and the Excess of Loss Agreement, all of which have previously been reviewed and approved by the Inter-Company Committee.  A "material contract" subject to review by the Inter-Company Committee is deemed to include, in addition to the Pooling Agreement, the Quota Share Agreement and the Excess of Loss Agreement, any contract or transaction involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that is required to be filed as an exhibit to the 2012 Form 10-K on the basis that it constitutes a material contract under SEC rules.

•
Any other new contract, proposed change to an existing contract or transaction resulting from a contract involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that involves a dollar amount in excess of $120,000, but which does not arise to the level of a "material contract", is subject to review and approval by the Audit Committee in accordance with the terms of its Charter.  The Audit Committee is comprised of three directors of the Company who have been determined by the Board of Directors to qualify as "independent" directors under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC applicable to the Company.  The Charter of the Audit Committee does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.

•
Any new contract or transaction, or an amendment thereto, involving a dollar amount in excess of $120,000 and otherwise meeting the definition of a "related person transaction" as defined by SEC rules, and not involving Employers Mutual or its subsidiaries or affiliate, is subject to review and approval by the Audit Committee in accordance with the terms of its Charter.  The Charter does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.

In addition, the Audit Committee reviews and approves all transactions between Employers Mutual and companies associated with the directors of Employers Mutual.  While these transactions are not considered “related person transactions” as defined under SEC rules, the Audit Committee reviews them so they have an understanding of the impact these transactions have on the Company’s results of operations.

Each of the transactions described above was reviewed and approved or ratified by the Inter-Company Committee or the Audit Committee, as applicable.  As noted above, most of the related persons transactions described above involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate are ongoing in nature and will continue throughout 2013 in the ordinary course of business.  These transactions will be presented to the Inter-Company Committee or the Audit Committee, as applicable, in accordance with the procedures described above, for review and approval and/or ratification at such time as the amounts involved in the transactions have been determined.

PROPOSAL NO. 2

ADVISORY VOTE ON THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) created Section 14A of the Exchange Act which, among other things, requires public companies to conduct periodic advisory (non-binding) votes on the compensation of their named executive officers.  In 2011, a separate non-binding (advisory) vote was also conducted, in which the Company’s stockholders were asked how frequently they wanted the Company to conduct future advisory votes on the compensation of the Company’s named executive officers.  While a majority of the votes cast expressed a preference for conducting such advisory votes every three years, the Company’s Board of Directors and the Compensation Committee ultimately determined that it would be more appropriate to conduct such advisory votes annually, as that was the frequency preferred by a majority of the Company’s stockholders participating in the 2011 vote, after the votes cast by Employers Mutual (the Company’s controlling stockholder) were excluded.  Accordingly, we are providing our stockholders with the opportunity to vote, on an advisory basis, on the approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described under the heading “Executive Compensation”, the Company’s executive compensation programs are designed to attract, motivate and retain highly qualified and talented executives.  We believe our executive compensation and our compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of our long-term stockholders, assist us in hiring, retaining and motivating our executive officers, and are reasonable in comparison to the compensation practices of our competitors and other property and casualty insurance companies of similar premium volume and complexity.  Please read the “Compensation Discussion and Analysis” beginning on page 9 for additional details about the Company’s executive compensation philosophy and programs, including information about the fiscal year 2012 compensation of the Company’s NEOs.

The Company seeks your advisory vote on the compensation of the Company’s NEOs, and asks that you support the compensation of the Company’s NEOs, as described in this Proxy Statement, by voting in favor of this proposal.  This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation of the Company’s NEOs.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this Proxy Statement.  Last year, 99.0 percent of the shares voting for or against such compensation voted “for” the compensation of the Company’s NEOs that was described in the Proxy Statement prepared for the 2012 Annual Meeting.

Because this say-on-pay vote is advisory, it will not be binding on the Company, the Board of Directors or the Compensation Committee.  However, the Board of Directors and the Compensation Committee will review the voting results and may consider the outcome of the vote when making future decisions regarding executive compensation programs.

The Board of Directors requests that the stockholders approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

Resolved, that the stockholders of EMC Insurance Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives in the Proxy Statement for the
Company’s 2013 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the financial statements of the Company for the year ended December 31, 2012, and audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012.  The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and the stockholders are asked to ratify that selection.  During 2012, in connection with its audit function, Ernst & Young LLP provided services to the Company which included the audit of the annual consolidated financial statements, the audit of the effectiveness of the Company's internal control over financial reporting, assistance with meeting the requirements of the SEC under the Securities Exchange Act of 1934 and advisory services regarding various financial and accounting matters.

A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  Although this ratification is not required by current laws, rules and regulations, or the Company’s By-Laws, the Audit Committee Charter or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the independent registered public accounting firm’s fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 and 2011, and fees billed for other services rendered by Ernst & Young during 2012 and 2011.

	2012	2011
Audit Fees (1)	$378,041	$367,390
Audit Related Fees (2)	9,690	9,420
Tax Fees (3)	13,644	15,248
All Other Fees (4)	19,700	-
Total Fees	$421,075	$392,058
___________________________________

(1)
Audit Fees consist of fees associated with the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audit of the effectiveness of the Company’s internal control over financial reporting and the Company’s share of fees associated with the services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist primarily of the Company’s share of fees related to the audit of Employers Mutual’s employee benefit plans.

(3)	Tax Fees consist of fees for tax advisory and compliance services for the Company, and for the Company’s share of fees associated with Employers Mutual’s employee benefit plans.

(4)	All Other Fees consist of the Company’s share of fees for all other services other than those reported above.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed with regard to each particular service and its related fees.  In addition, the Audit Committee may pre-approve any services not anticipated or services whose costs exceed the previously pre-approved amounts.  The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, up to $25,000, any services not anticipated or services whose costs exceed previously pre-approved amounts, provided all pre-approval decisions made by the Chair are reported to the Audit Committee at its next meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC and NASDAQ.  Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that its executive officers, directors and 10% stockholders complied with all filing requirements in a timely manner during calendar year 2012.

OTHER MATTERS

The Board, in addition to Corporate Governance Guidelines and a Guide to Ethical Corporate Conduct, has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer, principal accounting officer or controller, and persons performing similar functions.  The Company’s Code of Ethics for senior financial officers is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.

The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting.  As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholder proposals for inclusion in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders must be received by the Company no later than December 13, 2013.  The person submitting the proposal must have been a record or beneficial owner of the Company’s Common Stock for at least one year, the securities so held must have a market value of at least $2,000 and the securities must be held on the date of the meeting.  Any such proposal will be included in the Proxy Statement for the 2014 Annual Meeting if the rules of the SEC are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder proposal is determined by the Company to be appropriate under the rules promulgated by the SEC.

The Board has implemented a process whereby stockholders may send communications directly to the Board’s attention.  Any stockholder wanting to communicate with the Board, or one or more specific members thereof, should send his or her written communication to the Office of the General Counsel, EMC Insurance Group Inc., P.O. Box 712, Des Moines, Iowa 50306.  The General Counsel of the Company has been instructed by the Board to screen such communications for validation and then promptly forward all such communications to the specified addressee thereof.

April 12, 2013
BY ORDER OF THE BOARD OF DIRECTORS,

RICHARD W. HOFFMANN, Vice President, General Counsel and Secretary

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EMC INSURANCE GROUP INC. P.O. BOX 712 DES MOINES, IA 50306-0712 ATTN: STEVE WALSH
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P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at  www.proxyvote.com.
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EMC INSURANCE GROUP INC.
Annual Meeting of Shareholders
May 23, 2013 1:30 PM CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Bruce G. Kelley and George C. Carpenter III, or either of them, as proxies, each with the power to appoint (his) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common) stock of EMC INSURANCE GROUP INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 1:30 PM CDT on 5/23/2013, at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa 50309 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side